Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

EVOLVING SYSTEMS, INC.,

EVOLVING SYSTEMS NC, INC.,

RATEINTEGRATION, INC.,

AND,

SECOND ALPHA PARTNERS III (B) LP,
AS THE EXCLUSIVE REPRESENTATIVE
OF THE EFFECTIVE TIME STOCKHOLDERS
AND THE CHANGE IN CONTROL PAYMENT RECIPIENTS

DATED AS OF SEPTEMBER 30, 2015

i

3.32	Disclosure	37
3.33	Solvency	37

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		37
4.1	Organization and Standing	37
4.2	Authority	37
4.3	Governmental Filings and Consents	38
4.4	Broker’s Fees	38
4.5	Merger Sub	38

ARTICLE V. ADDITIONAL AGREEMENTS		38
5.1	Confidentiality	38
5.2	Public Announcements	39
5.3	Consideration Spreadsheet	39
5.4	Fees and Expenses	40
5.5	Payoff Letter	41
5.6	Tail Insurance; Indemnification	41
5.7	Termination of Participating Employer Status	41
5.8	[Intentionally Deleted]	42
5.9	Further Assurances	42
5.10	Tax Matters	42

ARTICLE VI. CLOSING DELIVERABLES		44
6.1	Conditions to Obligations of Each Party	44
6.2	Conditions to the Obligations of Parent and Merger Sub	44

ARTICLE VII. TERMINATION		46
7.1	Termination	46
7.2	Effect of Termination	46

ARTICLE VIII. SURVIVAL; INDEMNIFICATION; REPRESENTATIVE		46
8.1	Survival	46
8.2	Agreement to Indemnify	48
8.3	Representative	55
8.4	Reliance on Representative	57

ARTICLE IX. MISCELLANEOUS		57
9.1	Definitions	57
9.2	Certain Interpretations	69
9.3	Notices	69
9.4	Successors and Assigns	71
9.5	Severability	71
9.6	Specific Performance	71
9.7	Other Remedies	71
9.8	Entire Agreement	71
9.9	Third Parties	71
9.10	Governing Law	71
9.11	Consent to Jurisdiction	72
9.12	WAIVER OF JURY TRIAL	72
9.13	Counterparts	72

Exhibits

Exhibit A-1	—	Form of Support Agreement
Exhibit A-2	—	Form of Stockholder Written Consent
Exhibit B	—	Form of Certificate of Merger
Exhibit C	—	Form of Certificate of Incorporation of Surviving Entity
Exhibit D	—	Form of Bylaws of Surviving Entity
Exhibit E	—	Form of Stockholder Transmittal Letter
Exhibit F	—	Consideration Spreadsheet
Exhibit G	—	Information Statement
Exhibit H	—	Form of Option Cancellation Notice
Exhibit I	—	Form of Officer and Director Resignation and Release
Exhibit J	—	Form of FIRPTA Certificate and FIRPTA Notification Letter
Exhibit K	—	Form of Change in Control Payment Release

Schedules

Schedule 6.1		Approvals
Schedule 6.2(a)		Key Employees
Schedule 6.2(c)		Required Third-Party Deliveries
Schedule 6.2(e)(ii)		Required Noncompetition Parties
Schedule 6.2(e)(iv)		Option Cancellation Parties
Schedule 6.2(e)(xii)		Change in Control Payment Recipients
Schedule 9.1(a)		Current Assets and Current Liabilities

Disclosure Schedules

Section 3.4(c)		Trade Names
Section 3.4(d)		Company Directors and Officers
Section 3.5(b)		Equity Rights
Section 3.5(c)		Company Stockholders
Section 3.6(a)		Subsidiaries
Section 3.6(c)		Subsidiary Directors and Officers
Section 3.7(a)		Financial Statements
Section 3.8		Absence of Changes
Section 3.9		No Undisclosed Liabilities
Section 3.11(c)		Real Property Leases
Section 3.12		Contracts
Section 3.13(a)		Benefit Plans
Section 3.14(a)(i)		Company Products
Section 3.14(a)(ii)		Registered Company Intellectual Property
Section 3.14(a)(iii)		Licensed Intellectual Property
Section 3.14(a)(iv)		Third-Party Intellectual Property Rights
Section 3.14(c)(iii)		Form of Employee Invention Assignment Agreement
Section 3.14(g)		Infringement
Section 3.14(h)(iii)		Open Source Software
Section 3.14(i)		Data Privacy
Section 3.14(k)		Company IT Systems
Section 3.15		Insurance Policies
Section 3.16(a)		Personnel
Section 3.18		Environmental Matters

Section 3.19(b)	Permits
Section 3.20	Banking Relationships
Section 3.22	Product and Service Warranties
Section 3.23	Accounts Receivable
Section 3.24	Brokers and Finders
Section 3.27	Related Transactions
Section 3.28(a)(i)	Company Top Customers
Section 3.28(b)(i)	Company Top Suppliers

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 30, 2015 among Evolving Systems, Inc., a Delaware corporation (“Parent”), Evolving Systems NC, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), RateIntegration, Inc., a Delaware corporation (the “Company”), and Second Alpha Partners III (B) LP, a Delaware limited partnership, solely in its capacity as the exclusive representative of the Effective Time Stockholders (as defined herein) and the Change in Control Payment Recipients (as defined herein) in connection with the transactions contemplated by this Agreement (“Representative”). Each of Parent, Merger Sub, the Company and Representative are sometimes referred to herein as a “Party” and collectively as the “Parties”.

PRELIMINARY STATEMENTS

A.                                    The Company Board of Directors has determined that the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which, among other things, (i) each outstanding share of Company Capital Stock will be cancelled and converted into the right to receive the consideration set forth herein, and (ii) the Company will become a wholly owned Subsidiary of Parent, as well as all of the other transactions contemplated by this Agreement, are fair to and in the best interests of the Company and its shareholders, and in furtherance thereof, the Company Board of Directors has determined that this Agreement is advisable and has approved this Agreement in accordance with applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), and has approved the Merger and the other transactions contemplated by this Agreement.

B.                                    The Company Board of Directors has resolved to unanimously recommend that the Company Stockholders adopt this Agreement in accordance with Delaware Law and approve the Merger and the other transactions contemplated by this Agreement.

C.                                    As a condition and a material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company and the Company Stockholders who collectively hold (i) more than 93% of the outstanding voting shares of the Company and (ii) 100% of the outstanding shares of Company Series A-1 Preferred Stock and Company Series B-1 Preferred Stock, voting together as a single class (the “Required Stockholder Approval”), have concurrently entered into a Voting and Support Agreement, in the form attached hereto as Exhibit A-1 (“Support Agreement”), which provides that the Company will, following the execution and delivery of this Agreement, obtain and deliver to Parent an irrevocable written consent, in the form attached hereto as Exhibit A-2 (the “Stockholder Written Consent”), from Company Stockholders representing the Required Stockholder Approval.

D.                                    Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the employees of the Company listed on Schedule 6.2(a) are accepting employment agreements from the Parent or the Surviving Entity (each, an “Employment Agreement” and collectively, the “Employment Agreements”), each of which will become effective only upon the consummation of the Merger.

E.                                     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, the persons listed on Schedule 6.2(e)(ii) have entered into and delivered to Parent Non-Competition Agreements (the “Non-Competition Agreements”) to be effective upon the Closing Date.

F.                                      Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, the persons listed on

Schedule 6.2(e)(xii) have entered into and delivered to Parent limited release agreements relative to the their rights with respect to receipt of bonus payments in connection with the consummation of the Merger (the “Change in Control Payment Releases”).

G.                                    Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and agreements to the other in connection with and contemplation of the Merger and the other transactions contemplated hereby.

AGREEMENT

In consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.
THE MERGER

1.1                               The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving entity and as a wholly owned Subsidiary of Parent.  The Company as the surviving entity of the Merger is hereinafter sometimes referred to herein as the “Surviving Entity.”

1.2                               Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall cause the Merger to become effective by filing a certificate of merger in substantially the form attached hereto as Exhibit B, together with accompanying officers’ certificates in customary form (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law, as soon as practicable after the Closing (but in any event on the Closing Date if the Closing occurs at a time in which such filings are accepted for filing by the Secretary of State of the State of Delaware, or the first business day thereafter if the Closing occurs at a time in which such filings are not accepted for filing by the Secretary of State of the State of Delaware).  The actual time of acceptance of such filing by the Secretary of State of the State of Delaware (or any later time as may be mutually agreed upon in writing by Parent and the Company and expressly designated as the effective time of the Merger in the Certificate of Merger) is referred to herein as the “Effective Time.”

1.3                               Closing.  The Merger shall be consummated at a closing (the “Closing”) to occur on the date hereof or as soon as practicable thereafter, subject to the satisfaction or waiver (if permitted hereunder) of the conditions set forth in Article VI, other than the conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver (if permitted hereunder) of all conditions as of the Closing) by the exchange of signatures by facsimile or other electronic transmission or, if such exchange is not practicable, at the offices of Bryan Cave LLP, 1700 Lincoln St., Ste. 4100, Denver, Colorado, 80218, unless another date and/or place is mutually agreed upon in writing by Parent and the Company.  The date upon which the Closing actually occurs hereunder is referred to herein as the “Closing Date.”

1.4                               Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the

Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

1.5                               Certificate of Incorporation; Bylaws; Corporate Records.

(a)                                 Certificate of Incorporation.  At the Effective Time, the Fourth Amended and Restated Certificate of Incorporation of the Company, dated as of February 11, 2014, and in effect immediately prior to the Effective Time (the “Charter” and, together with the Bylaws of the Company, as in effect immediately prior to the Effective Time, the “Company Organizational Documents”), shall be amended and restated in their entirety to read as set forth in Exhibit C.  The certificate of incorporation as so amended and restated shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with the DGCL and such certificate of incorporation.

(b)                                 Bylaws.  At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time and substantially in the form attached hereto as Exhibit D.  The bylaws as so amended and restated shall be the bylaws of the Surviving Entity until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Surviving Entity and such bylaws; provided, however, that any references to the name of Merger Sub in such bylaws shall be amended to refer to “RateIntegration, Inc.”

(c)                                  Corporate Records.  At the Closing, the Company shall deliver or cause to be delivered to Parent the original stock books, stock ledgers, minute books and corporate seal, if any, of the Company and other controlled Affiliates (if any).

1.6                               Directors and Officers of Surviving Entity.

(a)                                 Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b)                                 Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

1.7                               Consideration.  The aggregate consideration payable by Parent in respect of the Merger shall be:

(a)                                 an amount of cash delivered at Closing equal to:

(i)                                $9,750,000;

(ii)                             plus the Closing Net Working Capital Surplus or minus the Closing Net Working Capital Deficit (if any);

(iii)                          plus the Closing Cash Surplus or minus the Closing Cash Deficit (if any);

(iv)                         minus the Company Debt (if any);

(v)                            minus the portion of the Transaction Expenses due at Closing as set forth on the Consideration Spreadsheet (the sum of the amounts in clauses (i) through (v) above, collectively, the “Initial Cash Payment”); plus

(b)                                 an amount of cash delivered 12 months after the Effective Time equal to:

(i)                                $250,000;

(ii)                             minus the portion of the Transaction Expenses due 12 months after the Effective Time as set forth on the Consideration Spreadsheet (the sum of the amounts in clauses (i) through (ii) above, collectively, the “Final Cash Payment”);

(c)                                  The Final Cash Payment shall be delivered in accordance with Section 8.2(f)(iv).  The Initial Cash Payment and the Final Cash Payment together shall be referred to as the “Merger Consideration.”

1.8                               Closing Financial Statements.

(a)                                 Not later than 5:00 p.m. Denver, Colorado, time on the date that is ten days before the Closing Date, the Company shall have delivered to Parent an estimated balance sheet of the Company as of the Closing Date (the “Preliminary Closing Date Balance Sheet”), which shall have been prepared in good faith by the Company, and, based on the Preliminary Closing Date Balance Sheet, a statement, in form and substance satisfactory to Parent, setting forth the Company’s calculation of the Closing Cash Amount, the Closing Cash Surplus (if any), the Closing Cash Deficit (if any), Closing Net Working Capital Amount, the Closing Net Working Capital Surplus (if any), the Closing Net Working Capital Deficit (if any), the Company Debt, and the Transaction Expenses (the “Closing Line Items”), and, based on such amounts, the Merger Consideration (the “Preliminary Closing Financial Statements”), which shall be certified in writing as complete and fairly and accurately presenting the Closing Line Items by the Chief Executive Officer and the Chief Financial Officer of the Company.

(b)                                 From the delivery of the Preliminary Closing Date Balance Sheet and the Preliminary Closing Financial Statements until such time as the calculations set forth therein have been finally determined pursuant to this Section 1.8, Parent and its accountants shall, upon reasonable notice and during normal business hours, be permitted to discuss with representatives of the Company (including their accountants) such calculation and shall be provided complete and accurate copies of, and have reasonable access, upon reasonable notice at reasonable times during normal business hours, to the work papers and supporting records of the Company and its accountants so as to allow Parent and its accountants to verify the accuracy of the Preliminary Closing Date Balance Sheet and the Preliminary Closing Financial Statements calculated by the Company.  If Parent objects to the Company’s calculation of the Preliminary Closing Date Balance Sheet and the Preliminary Closing Financial Statements, the Company and Parent will work together in good faith to resolve the issues in dispute.

(c)                                  Not later than 7:00 p.m. Denver, Colorado, time on the date that is one day before the Closing Date, the Company shall have delivered to Parent a final balance sheet of the Company as of the Closing Date (the “Final Closing Date Balance Sheet”), which shall have been prepared in good faith by the Company (taking into account, to the extent appropriate, comments received from the Parent pursuant to Section 1.8(b), and, based on the Final Closing Date Balance Sheet, a statement, in form and substance satisfactory to Parent, setting forth the Company’s calculation of the Closing Line Items, and, based on such amounts, the Merger Consideration (the “Closing Financial Statements”), which shall be certified in writing as complete and fairly and accurately presenting the Closing Line Items by the Chief Executive Officer and the Chief Financial Officer of the Company.

(d)                                 The Preliminary Closing Financial Statements and the Closing Financial Statements shall have been prepared in accordance with GAAP.

ARTICLE II.
CONVERSION AND EXCHANGE OF SECURITIES

2.1                               Effect on Company Capital Stock.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any additional action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)                                 Merger Sub Capital Stock.  Each share of common stock of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into and become, and shall thereupon represent, one fully paid and nonassessable share of common stock of the Surviving Entity, with the same rights, powers and privileges as the shares so converted.

(b)                                 Company Capital Stock.

(i)                                Generally.  At the Effective Time, by virtue of the Merger and without any additional action on the part of Parent, Merger Sub, the Company or the holders of shares of Company Capital Stock, upon the terms and subject to the conditions set forth in this Section 2.1, and throughout this Agreement, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Company Treasury Stock and Dissenting Shares) shall be cancelled and extinguished and converted automatically into the right to receive (without interest), following the surrender of the applicable certificate(s) (or alternatively, a Lost Stock Affidavit and a Lost Certificate Indemnity Agreement) in accordance with the terms of this Agreement and in the manner provided herein:

(A)                               with respect to each outstanding share of Company Series B-1 Preferred Stock, the consideration set forth on the Consideration Spreadsheet under the heading “Series B-1 Preferred Per Share Merger Consideration” (without duplication and after all applicable deductions set forth herein);

(B)                               with respect to each outstanding share of Company Series A-1 Preferred Stock, once the holders of each share of Company B-1 Preferred Stock have received the Company Series B-1 Liquidation Preference for each share of Company B-1 Preferred Stock in such holder’s possession, the consideration set forth on the Consideration Spreadsheet under the heading “Series A-1 Preferred Per Share Merger Consideration” (without duplication and after all applicable deductions set forth herein); and

(C)                               with respect to each outstanding share of Company Common Stock, no portion of the Merger Consideration.

(ii)                             Effect of Conversion of Company Capital Stock.  From and after the Effective Time, each share of Company Capital Stock that is cancelled pursuant to Section 2.1(b)(i) shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing shares of Company Capital Stock shall cease to have any rights with respect thereto other than the right to receive, upon the terms and subject to the conditions set forth in this Agreement, that portion of the Merger Consideration payable in respect of the shares of Company Capital Stock evidenced by such certificate pursuant to Section 2.1(b)(i) upon the surrender of such certificate (or alternatively, a Lost Stock Affidavit and a Lost Certificate Indemnity Agreement (each defined below)) in accordance with the terms of this Agreement and in the manner provided herein.

(iii)                          Company Treasury Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Company Capital Stock that is outstanding and held of record by the Company as of immediately prior to the Effective Time (“Company Treasury Stock”) shall be automatically cancelled and retired and shall cease to exist, and no consideration shall be paid or payable in respect thereof.

(iv)                         Dissenting Shares.

(A)                               Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time eligible under Section 262 of the DGCL (“Section 262”) to exercise appraisal rights (collectively, the “Dissenting Shares”) and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand, and properly demands, appraisal of such shares pursuant to Section 262, and complies in all respects with the provisions of Section 262 and has not effectively withdrawn or lost the right to demand relief as a dissenting stockholder under the DGCL as of the Effective Time shall not be converted into or represent the right to receive Merger Consideration pursuant to Section 2.1(b)(i), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262.  Notwithstanding the provisions of this Section 2.1(b)(iv), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the applicable portion of the Merger Consideration payable or otherwise deliverable in respect of such shares pursuant to Section 2.1(b)(i), without interest, upon surrender of the certificate representing such shares.  Any (i) payment or payments in respect of any Dissenting Shares in excess of the portion of the Merger Consideration that otherwise would have been payable or deliverable at the time of Closing in respect of such shares in accordance with Section 2.1(b)(i), or (ii) Damages (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares are collectively are referred to herein as “Dissenting Share Payments.”

(B)                               The Company and the Surviving Entity shall (1) comply with the requirements of Section 262, and (2) give the other Parties prompt notice of any written demand received by the Surviving Entity pursuant to Section 262 of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company. Parent shall direct all negotiations and proceedings with respect to any such demands.  The Surviving Entity shall not make any payment or settlement, or offer to pay or settle, prior to the Effective Time with respect to any such demand unless the Representative shall have consented in writing to such payment or settlement offer (such consent not to be unreasonably delayed or withheld).

2.2                               Payment Procedures.

(a)                                 Payments.  At the Effective Time, and on the 12-month anniversary of the Effective Time, subject to Section 8.2(f)(iv), Parent shall deliver the Initial Cash Payment and the Final Cash Payment, respectively, to Representative on behalf of the Effective Time Stockholders, in each case, in accordance with the Consideration Spreadsheet and Section 2.2(c).

(b)                                 Third Party Payments.

(i)                                At the Effective Time, Parent shall make, or cause to be made, the following payments:

(A)                               to the accounts of Persons to whom the Company Debt (if any) is owed, an amount equal to the portion of the Company Debt owing to such Persons as set forth in a Pay-Off Letter, which payments, in the aggregate, shall be sufficient to satisfy any and all obligations of the Company and its Subsidiaries with respect to any Company Debt;

(B)                               to the accounts of Persons to whom Transaction Expenses (other than Change in Control Payments) are owed, as designated in the Consideration Spreadsheet, an amount equal to the Transaction Expenses owing to such Persons; and

(C)                               to the account of the Surviving Entity, an amount equal to the aggregate Change in Control Payments payable at the Effective Time, for distribution to the Change in Control Payment Recipients on or about the Closing Date in accordance with the Consideration Spreadsheet (and in the case of any payments to any Change in Control Payment Recipients who are employees of the Company through the Company’s payroll system), an amount equal to (i) the aggregate Change in Control Payments payable at the Effective Time, less (ii) the applicable withholding Taxes and Employment Taxes.

(ii)                             On the 12-month anniversary of the Effective Time, Parent shall make, or cause to be made, the following payment: to the account of the Surviving Entity, an amount equal to the aggregate Change in Control Payments payable on the 12-month anniversary of the Effective Time, for distribution to the Change in Control Payment Recipients on or about the 12-month anniversary of the Effective Time, in accordance with the Consideration Spreadsheet (and in the case of any payments to any Change in Control Payment Recipients who are employees of the Company through the Company’s payroll system), an amount equal to (i) the aggregate Change in Control Payments payable at the 12-month anniversary of the Effective Time, less (ii) the applicable withholding Taxes and Employment Taxes; provided, however that payments under this Section 2.2(b)(ii) out of the Final Cash Payment are subject to reduction in accordance with the provisions of Section 8.2(f); provided further, however that no Change in Control Payment shall be made without the receipt by Parent of a Change in Control Release executed by the Change in Control Payment Recipient.

(c)                                  Merger Consideration. Parent shall have delivered to each Effective Time Stockholder entitled to receive a portion of the Merger Consideration (as determined based on the Consideration Spreadsheet), a letter of transmittal in substantially the form attached hereto as Exhibit E (a “Stockholder Transmittal Letter”), which shall (A) specify that delivery shall be effected, and risk of loss and title to a certificate(s) representing shares of the Company Capital Stock that are being converted into the right to receive payment pursuant to Section 2.1(b)(i) (each, a “Company Stock Certificate”) shall pass only upon delivery of such certificate(s) to Parent after the Effective Time, (B) be in such form and have such other reasonable provisions not inconsistent with this Agreement as Parent or Representative may specify, (C) include IRS Form W-9 or applicable Form W-8 or any successor form, and (D) include instructions for use in effecting the surrender of Company Stock Certificate(s) for that portion of the Merger Consideration payable in respect of the shares of Company Capital Stock represented thereby under this Agreement.  The delivery of the appropriate Merger Consideration to any holder of Company Capital Stock by Parent is expressly conditioned upon the execution and delivery of a Stockholder Transmittal Letter, properly completed and duly executed by each such Effective Time Stockholder.  At the Effective Time, and upon Parent’s receipt of a Company Stock Certificate (or alternatively, a Lost Stock Affidavit and a Lost Certificate Indemnity Agreement), together with a properly completed and duly executed Stockholder Transmittal Letter, Parent shall deliver to Representative on behalf of the Effective Time Stockholder the following, each in accordance with the terms of this Agreement in respect of the Shares of Company Capital Stock formerly represented by such Company Stock Certificate(s) as specified on the Consideration Spreadsheet:

(A)                               the Initial Cash Payment, which shall be paid by Representative in the amounts of cash specified opposite such Effective Time Stockholder’s name on the Consideration Spreadsheet, upon receipt of the Stockholder Transmittal Letter and the surrender of the applicable Company Stock Certificate (or alternatively, a Lost Stock Affidavit and a Lost Certificate Indemnity Agreement);

(B)                               one year from the Effective Time, the Final Cash Payment to Representative, if any, in accordance with the provisions of Section 8.2(f) to be paid out by Representative in accordance with the percentages specified opposite such Effective Time Stockholder’s name on the Consideration Spreadsheet;

and the Company Stock Certificate so surrendered shall forthwith be cancelled.  If payment of any portion of the applicable Initial Cash Payment or the Final Cash Payment is to be made to a Person other than the Person in whose name the surrendered certificate(s) are registered, it shall be a condition of payment that the Person requesting such payment (1) shall have paid any transfer and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the Company Stock Certificate surrendered, and shall have established to the satisfaction of Parent and Representative that such Tax has been paid, or (2) shall have established to the satisfaction of Parent and Representative that such Tax is not applicable.  From and after the Effective Time, until surrendered as contemplated by this Section 2.2(b), each Company Stock Certificate formerly representing shares of Company Capital Stock shall be deemed to represent for all purposes only the right to receive the applicable Merger Consideration, including, without limitation, the Initial Cash Payment and the Final Cash Payment in respect of such shares of Company Capital Stock formerly represented thereby in accordance with the terms of this Agreement and in the manner provided herein.

(d)                                 Withholding Rights. Each of the Company, Parent, Representative and the Surviving Entity shall be entitled to deduct and withhold, and pay over to the applicable Taxing Authorities, from the payment of any consideration payable or otherwise deliverable to any Person under this Agreement any federal, state or foreign withholdings, taxes, excise tax, employment taxes, disability and unemployment insurance such amounts as may be required to be deducted and withheld and paid over with respect to the making of such payment under the Code or any other applicable Laws and to request and be provided the applicable Form W-9 or W-8 or any successor form from each such Person.  To the extent that amounts are so withheld and paid by the Company, Parent, Representative or the Surviving Entity to the applicable Taxing Authorities on behalf of the holders of Company Capital Stock, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)                                  Lost, Stolen or Destroyed Certificates.  In the event any certificate(s) which formerly represented shares of Company Capital Stock shall have been lost, stolen or destroyed, upon the making and delivery of (a) an affidavit of that fact by the Effective Time Stockholder in form reasonably satisfactory to Parent (a “Lost Stock Affidavit”), Parent shall pay such Effective Time Stockholder the portion of the Merger Consideration to which such Effective Time Stockholder is entitled pursuant to Section 2.1(b)(i); provided, however, that Parent may, in its sole discretion (acting in good faith), require the owner of such lost, stolen or destroyed certificate(s) or agreements to deliver an agreement of indemnification in form reasonably satisfactory to Parent and post a bond in such sum as Parent may require, against any claim that may be made against Parent or the Surviving Entity with respect to the certificate(s) or agreements alleged to have been lost, stolen or destroyed (the “Lost Certificate Indemnity Agreement”).

(f)                                   Escheat.  Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any Company Stockholder, holder of Company Options, holder of Company Warrants, or any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar applicable Law.  Any portion of the Merger Consideration or other amounts remaining unclaimed by holders of Company Securities three years after the date such payment originally became payable (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Laws, become the property of Parent free and clear of any Lien.

(g)                                  Representative.  Notwithstanding anything in this Agreement to the contrary, Parent is relying solely on Representative for distribution of the applicable portion of the Merger Consideration to the Effective Time Stockholders in compliance with the applicable provisions of the Company Organization Documents, including, without limitation, Article Fourth, Section B.3 of the Charter.

2.3                               Transfer Books; No Further Ownership Rights in the Shares.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Capital Stock on the records of the Company.  From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Laws.  After the Effective Time, the Surviving Entity shall cancel and exchange, as provided in this Section 2.3, any presented certificate representing shares of Company Capital Stock outstanding immediately prior to the Effective Time.

2.4                               Taking of Further Necessary Action. Each of Parent, the Company and Representative will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and cause the distribution of proceeds in accordance with this Agreement as promptly as possible.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company immediately prior to the Effective Time are and will remain fully authorized in the name of the Company or otherwise to take, and shall take, upon request by Parent, all such lawful and necessary action.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to any exceptions that are expressly and specifically set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Disclosure Schedule”) (it being understood and hereby agreed that (a) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article III to which such information relates, and (b) the information set forth in each section and subsection of the Disclosure Schedule shall qualify (i) the representations and warranties set forth in the corresponding section or subsections of this Article III, and (ii) any other representations and warranties set forth in this Article III, if and solely to the extent that it is readily apparent on the face of such disclosure (without reference to any document(s) referenced therein) that such disclosure applies to such other representations and warranties), the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

3.1                               Authority.

(a)                                 The Company has all necessary corporate power and authority to execute and deliver this Agreement and each certificate and other instrument required hereby to be executed and delivered by the Company pursuant hereto and to perform its obligations hereunder and thereunder and, subject only to the receipt of the Required Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Company Stockholders.  The board of directors of the Company (the “Company Board of Directors”) has (i) unanimously determined that it is fair to, advisable and in the best interests of the Company Stockholders to enter into a business combination upon the terms and subject to the conditions of this Agreement, (ii) unanimously approved this Agreement, the principal terms of the Merger, the Merger and the other transactions contemplated hereby and thereby and (iii) unanimously resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby, and no other corporate proceedings on the part of the Company or its Subsidiaries are necessary to authorize this Agreement or any certificate or other instrument required to be executed and delivered by the Company or its Subsidiaries pursuant hereto or to consummate the Merger or any other transactions contemplated hereby or thereby.  None of such actions by the Company Board of Directors or the Company Stockholders has been amended, rescinded or modified.  This Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto has been (or will be) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and Representative, constitutes (or will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b)                                 The Required Stockholder Approval is the only vote of the holders of any of Company Capital Stock necessary to adopt this Agreement and approve the principal terms of the Merger, the Merger and the other transactions contemplated hereby under applicable Laws, the Company Organizational Documents or any Contract to which the Company is a party or is otherwise bound.  The Company has notified the holders of Company Capital Stock of the transactions contemplated hereby as and to the extent required by the terms and conditions of the Company Organizational Documents, Delaware Law and as contemplated herein.

3.2                               No Violation of Charter or Existing Agreements.  The execution and delivery of this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto, the compliance with the provisions of this Agreement and each certificate or other instrument required to be executed and delivered by the Company pursuant hereto, the consummation of the Merger and the other transactions contemplated hereby and thereby, in each case, will not (a) conflict with or violate the Company Organizational Documents or the organizational documents of the Company’s Subsidiaries, (b) (i) require any notice, consent or waiver under, or (ii) result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or result in the loss of any material benefit to which the Company or its Subsidiaries is entitled under, any Material Contract, Permit or Security Interest to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries is bound or to which the assets of the Company or its Subsidiaries,

(c) result in the creation or imposition of any Security Interest upon any assets of the Company, or (d) violate in any material respect any Laws applicable to the Company or its Subsidiaries, or any of their properties or assets.

3.3                               Governmental Filings and Consents.  No consent, approval, order or authorization of, or registration, declaration, notice or filing (together, the “Consents”) with any Governmental Authority is required on the part of the Company or its Subsidiaries, or any holder of Company Securities in connection with the execution and delivery of this Agreement or the consummation of the Merger or any other transactions contemplated hereby or thereby, except for (a) the filing of the Certificate of Merger and (b) such other Consents, if not obtained or made, would not be material to the Company or its Subsidiaries, and would not prevent, materially alter the terms of, or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.4                               Organization and Standing.

(a)                                 The Company is duly incorporated, validly existing and in good standing under Delaware Law and has full corporate or other similar power and authority to conduct its business as currently conducted and as proposed to be conducted by it.  The Company is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification, except for such failures to be so duly qualified and in good standing that would not have a Company Material Adverse Effect.

(b)                                 Prior to the date of this Agreement, the Company has Made Available to Parent complete and correct copies of the Company Organizational Documents as currently in effect.  The Company Organizational Documents are in full force and effect and the Company is not in violation of (and has not previously violated) any provision of its Company Organizational Documents.

(c)                                  Except as listed on Section 3.4(c) of the Disclosure Schedule, the operations now being conducted by the Company are not (and have never been) conducted under any other name since its incorporation.

(d)                                 Section 3.4(d) of the Disclosure Schedule lists the current directors and officers of Company.

3.5                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of an aggregate of 17,532,275 shares of Company Capital Stock, consisting of an aggregate of 10,000,000 shares of Company Common Stock (the “Authorized Common Share Number”) and an aggregate of 7,532,375 shares of Company Preferred Stock (the “Authorized Preferred Share Number”), of which (i) an aggregate of 1,217,330 shares have been designated Series A-1 Preferred Stock, and (ii) an aggregate of 6,315,045 shares have been designated as Company Series B-1 Preferred Stock.  As of the date hereof, (A) an aggregate of 354,043 shares of Company Common Stock are issued and outstanding, (B) an aggregate of 1,217,330 shares of Series A-1 Preferred Stock are issued and outstanding, and (C) an aggregate of 2,563,909 shares of Series B-1 Preferred Stock are issued and outstanding.  As of immediately prior to Closing, the Company will have no outstanding Company Options or Company Warrants.  The Company Stock Plan expired in 2009 and there are no shares of Company Common Stock reserved for issuance thereunder.  No shares of Company Capital Stock are held by the Company.  Except for the Company Stock Plan, which expired, the Company does not maintain, and has never maintained in the past, any stock option plans or other equity compensation related plans.

(b)                                 All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable.  All shares of Company Capital Stock, Company Options, Company Warrants, and other rights to acquire Company Capital Stock and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance with: (i) all applicable Laws; and (ii) all requirements set forth in all applicable Contracts.  None of the outstanding shares of Company Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company.  Except as set forth in Section 3.5(a), no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of Capital Stock of the Company is authorized or outstanding.  The Company does not have any obligation (whether written, oral, contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company.  Except as listed on Section 3.5(b) of the Disclosure Schedule, the Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  Except as listed on Section 3.5(b) of the Disclosure Schedule, the Company has not made or delivered any oral or written communications to Employees of the Company with respect to any payment arising out of the transactions contemplated by this Agreement.  Except as set forth on Section 3.5(b) of the Disclosure Schedule, there are no agreements, written or oral, between the Company and any holder of its securities or others, or, to the Knowledge of the Company, among any holders of its securities, relating to the acquisition (including rights of co-sale, first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”) or voting of the Company Capital Stock or with respect to board observation, information or redemption rights.

(c)                                  Section 3.5(c) of the Disclosure Schedule contains a true, complete and correct list of all of the Company Stockholders as of the date hereof, setting forth the shares of Company Capital Stock held by each Company Stockholder as of the date of this Agreement.

(d)                                 There are no outstanding Company Warrants or Company Option.

(e)                                  The total number of outstanding shares of Company Common Stock, after giving effect to the conversion of all shares of Company Preferred Stock into Company Common Stock and the full exercise of all options and warrants to acquire Company Common Stock, does not exceed the Authorized Common Share Number.  The total number of outstanding shares of Company Preferred Stock, after giving effect to the full exercise of all options, warrants and convertible debt to acquire Company Preferred Stock, does not exceed the Authorized Preferred Share Number.  Each share of Company Preferred Stock is convertible into one share of Company Common Stock.  The Merger Consideration into which each share of Company Capital Stock and each Company Security will be converted in the Merger pursuant to this Agreement, and the allocation of the Merger Consideration pursuant to the Consideration Spreadsheet and the reduction of the amounts payable to the Effective Time Stockholders by the Company Transaction Expenses, including the Change in Control Payments, in each case, conforms to the terms of the Company Organizational Documents, and no Company Stockholder, holder of Company Securities or other Person shall be entitled to receive any different or additional amount in the Merger with respect to shares of Company Capital Stock or Company Securities held or claimed to be held by such Company Stockholder or other securityholder or Person.

(f)                                   Attached hereto as Exhibit F is the Consideration Spreadsheet, which is true and correct in all aspects relative to payments owed to the persons listed therein as result of the transactions contemplated hereby.

(g)                                  Except as disclosed on Section 3.5(g) of the Disclosure Schedule, there has never been a stock dividend, combination, split, reverse split, recapitalization or any similar transaction with respect to the Company Capital Stock.

3.6                               Subsidiaries.

(a)                                 Section 3.6(a) of the Disclosure Schedule sets forth an accurate and complete list of all Subsidiaries of the Company.  Except for the Subsidiaries of the Company set forth on Section 3.6(a) of the Disclosure Schedule, the Company does not own or control and has never owned or controlled, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of any, corporation, partnership, joint venture or other business association or entity.  The Company owns of record and beneficially all issued and outstanding shares and securities of each of the Subsidiaries of the Company.  The Subsidiaries of the Company have no operations other than as described in Section 3.6(a) of the Disclosure Schedule.

(b)                                 Except as set forth on Section 3.6(b) of the Disclosure Schedule, each Subsidiary is duly organized and validly existing under the laws of the jurisdiction in which it is incorporated and has full corporate, limited liability company or applicable entity power and authority to conduct its business as currently conducted.  Each Subsidiary is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification, except for such failures to be so duly qualified and in good standing that would not have a Company Material Adverse Effect.  Prior to the date of this Agreement, the Company has Made Available to Parent complete and correct copies of the organizational documents of each of the Company’s Subsidiaries as currently in effect.  The organizational documents of each of the Company’s Subsidiaries are in full force and effect, and none of the Company’s Subsidiaries is in violation of any provision of their respective organizational documents.

(c)                                  Section 3.6(c) of the Disclosure Schedule lists the current directors and officers of each Subsidiary.

(d)                                 All issued and outstanding shares or equity of each Subsidiary and all other securities that have ever been issued or granted by such Subsidiary have been issued and granted in compliance with all applicable Laws.  No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of any Subsidiary is outstanding.  Except as set forth on Section 3.6(d) of the Disclosure Schedule, no Subsidiary has any obligation (whether written, oral, contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Subsidiary.

3.7                               Financial Statements.

(a)                                 Attached to Section 3.7(a) of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the unaudited consolidated balance sheets of the Company as of December 31, 2013 and 2014, and the consolidated statements of income and operations, changes in stockholders’ equity and cash flow for the 12 month periods ended December 31, 2013 and 2014 and (ii) the unaudited consolidated balance sheet of the Company as of August 31, 2015 (the “Most Recent Balance Sheet”).  The Financial Statements (x) are, and when delivered, the Closing Date Balance Sheet will be, derived from, and are, in accordance with, the books and records of the Company, (y) have been prepared in accordance with GAAP (except that such unaudited Financial

Statements do not contain footnotes) applied on a basis consistent with past practice of the Company in the preparation of the Financial Statements and consistent with each other except, if applicable, as may be indicated in the notes thereto, and (z) fairly present in all material respects the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material).

(b)                                 The Company and its Subsidiaries have in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as the Company and its Subsidiaries designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements, and (ii) in a timely manner accumulate and communicate to the Company’s and its Subsidiaries’ principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”).  None of the Company, its Subsidiaries or their respective officers, nor, if applicable, the independent auditors of the Company and its Subsidiaries , has identified any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements that has not been resolved.  To the Company’s Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements.  The Company maintains revenue recognition practices consistent with GAAP, applied on a basis consistent with past practice of the Company in the preparation of the Financial Statements, and the accounting principles set forth on Section 3.7(b) of the Disclosure Schedule.

3.8                               Absence of Changes.  Except as set forth on Section 3.8 of the Disclosure Schedule, since December 31, 2014, (x) the Company and its Subsidiaries have operated their respective business in the ordinary course of business, consistent with past practice, (y) no Company Material Adverse Effect has occurred, and (z) without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has:

(a)                                 declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock;

(b)                                 issued or sold any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

(c)                                  adopted, amended, modified, or terminated in any material respect any Employee Plan, agreement, trust, fund, arrangement for the benefit of employees or any collective bargaining agreement (other than as may have been required by the terms of the Employee Plan or collective bargaining agreement, or as may have been required by applicable Laws);

(d)                                 increased any compensation or fringe benefits or paid any bonus, or granted any increase in severance or termination pay, in each case, for any individual or otherwise changed any of the terms of employment or service for any of its Employees other than in the ordinary course consistent with past practice;

(e)                                  entered into a waiver of any stock repurchase rights, accelerated, amended or changed the period of exercisability of any Company Options or any other equity or similar incentive awards (including without limitation any long term incentive awards), or repriced any Company Options granted under any employee, consultant, director or other stock plans or authorized any cash payments in exchange for any Company Options granted under any of such plans;

(f)                                   entered into any loan or advanced any money or other property with any of its Employees;

(g)                                  incurred any Indebtedness;

(h)                                 mortgaged, pledged or subjected to any Security Interest, any of its properties or assets, tangible or intangible;

(i)                                     acquired or disposed of any assets or properties having a value in excess of $25,000 individually or $50,000 in the aggregate;

(j)                                    forgiven or canceled any debts or claims, or waived any rights, having a value in excess of $25,000 individually or $50,000 in the aggregate;

(k)                                 incurred a capital expenditure or made a commitment by the Company or its Subsidiaries exceeding $25,000 individually or $50,000 in the aggregate;

(l)                                     changed accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or its Subsidiaries other than as required by GAAP, applied on a basis consistent with past practice of the Company in the preparation of the Financial Statements;

(m)                             made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, agreed to or settled any claim or assessment in respect of Taxes, entered into any closing agreement in respect of Taxes, filed any amended Tax Return or extended or waived any of the limitation periods applicable to any claim or assessment in respect of Taxes;

(n)                                 revalued any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off, discounting or otherwise compromising any notes or accounts receivable in an amount in excess of $25,000 individually or $50,000 in the aggregate;

(o)                                 received notice of any claim or potential claim of ownership, interest or right by any Person other than the Company or its Subsidiaries of the Technology or Intellectual Property owned or purported to be owned by or developed or created by the Company or its Subsidiaries or of infringement by the Company or its Subsidiaries of any other Person’s Intellectual Property;

(p)                                 granted any source code license or exclusive license, or entered into any other exclusive arrangements, with respect to any Company Intellectual Property;

(q)                                 sold, assigned or disposed of, or suffered any Lien (other than Permitted Liens) placed upon, any Company Intellectual Property;

(r)                                    commenced or settled any lawsuit or become aware of the commencement, settlement, notice or written threat of any lawsuit or proceeding or other investigation against the Company or its Subsidiaries ;

(s)                                   received written notice of any claim or potential claim for the violation of any employment Laws;

(t)                                    engaged in any purchase or sale of any interest in real property, grant of any Security Interest in any real property, agreement to lease, sublease, license or otherwise occupy any real property, or any alteration, amendment, modification, violation or termination of any of the terms of any Real Property Lease; or

(u)                                 entered into any agreement, commitment or obligation to do any of the foregoing.

3.9                               Absence of Undisclosed Liabilities; Acquisition Obligations.  Except as set forth on Section 3.9 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liabilities required to be disclosed on a balance sheet prepared in accordance with GAAP, except for (a) Liabilities set forth on the Most Recent Balance Sheet, (b) Liabilities that are Transaction Expenses, (c) Liabilities that are Permitted Liens; and (d) Liabilities less than $5,000 in the aggregate that have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business (none of which results from any breach or default under a Contract or a requirement of Law).  Except for Liabilities reflected in the Financial Statements, neither the Company nor its Subsidiaries has any off-balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company or its Subsidiaries.

3.10                        Taxes.

(a)                                 All Tax Returns required to be filed by the Company have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects and were in principal compliance with applicable Laws.  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  The Company has identified all uncertain tax positions contained in all Tax Returns filed by the Company and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

(b)                                 All Taxes due and payable by the Company (whether or not shown on a Tax Return) have been fully and timely paid.  With respect to any Taxes that are not yet due and payable, the Company has made sufficient accruals for such Taxes in accordance with GAAP (applied on a basis consistent with past practice of the Company in the preparation of the Financial Statements) on the Most Recent Balance Sheet to the extent incurred on or prior to the date of the Most Recent Balance Sheet (including with respect to federal and state income Taxes for the fiscal year ended December 31, 2014).  All required estimated Tax payments have been timely made by  the Company.

(c)                                  Since the date of the Most Recent Balance Sheet, the Company has not incurred any Liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(d)                                 The Company has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts so withheld, including, without limitation, in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and any amounts required to be withheld under Section 1441 and 1442 of the Code (or similar provisions of state, local or non-U.S. Law), and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(e)                                  The Company has Made Available to Parent complete copies of (i) all federal income Tax Returns of the Company for all Tax periods ending on or after December 31, 2011 and (ii) any audit, assessment, notice of deficiency, or other similar correspondence issued relating to Taxes of the Company.

(f)                                   No claim has been made in writing by a Taxing Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to Taxes in that jurisdiction.

(g)                                  No Tax Return of the Company has been audited by any Taxing Authority since January 1, 2012, no such audit or other administrative or judicial Tax proceeding of the Company is in progress, and the Company has not been notified in writing of any request for such an audit or other Tax examination or proceeding.  No deficiencies for any Tax have been threatened, claimed, proposed or assessed in writing against the Company which have not been settled or paid.  No adjustment relating to any Tax Returns filed by the Company has been proposed in writing by a Taxing Authority to the Company (or any representative thereof).

(h)                                 Except as set forth on Section 3.10(h) of the Disclosure Schedule, the Company has not (i) agreed to, is not required to nor has any application pending requesting permission to, make any adjustment pursuant to Section 481 of the Code or any similar provision of any Tax Law, (ii) entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law with respect to the Company, or (iii) except for automatic extensions, requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, or granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid.  The Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any intercompany transaction or excess loss account within the meaning of those terms for purposes of the Treasury Regulations under Section 1502 of the Code, or (iv) any election under Section 108(i) of the Code made on or prior to the Closing Date.  There is not in effect any waiver by the Company of any statute of limitations with respect to any Taxes.

(i)                                     The Company is not a “foreign person” within the meaning of Section 1445 of the Code and has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code and in Section 1.897-2(b) of the Treasury Regulations issued thereunder (the “Treasury Regulations”), for the period specified in Section 897(c)(1)(A)(ii).

(j)                                    The Company is not subject to any private letter ruling or comparable rulings of any Taxing Authority.

(k)                                 There are (and immediately following the Effective Time there will be) no Liens as a result of any unpaid Taxes upon any of the assets of the Company other than Permitted Liens.

(l)                                     The Company has never been a member of any consolidated, combined, affiliated, unitary, or similar group of corporations for any Tax purposes (other than a group of which the Company is the common parent corporation).  The Company has no Liability for Taxes with respect to a taxable period or portion thereof ending on or before the Closing Date of any Person other than the Company or its Subsidiaries: (i) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), other than as a result of being a member of a group of which the Company was the common parent, (ii) as a transferee or successor, (iii) by contract, (iv) by operation of law or (v) otherwise.  The Company is not a party to, or bound by, any written agreement the principal purpose of which is Tax sharing, allocation, or indemnity.  The Company is not a party to any joint venture, partnership or other agreement that could be treated as a partnership for income Tax purposes.

(m)                             The Company has not within the last 5 years constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code.

(n)                                 The Company has not participated in, and is not currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Section 6662 of the Code or the Treasury Regulations promulgated thereunder (or any comparable provision of any Tax Law).  The Company has not participated in, and the Company is not currently participating in a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of any Tax Law.

(o)                                 Except as set forth on Section 3.10(o) of the Disclosure Letter, the Company is in compliance with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(p)                                 The Company does not have an overall foreign loss within the meaning of Section 904(f) of the Code.

(q)                                 The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Taxing Authorities for which receipts are given by the foreign government.

(r)                                    The Company is not subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.

(s)                                   The Company uses the accrual method of accounting for income tax purposes.

(t)                                    At all times, the Company has acted without notice of violation of, in compliance with, and in a manner not subject to penalty under Section 999 of the Internal Revenue Code and the regulations and guidelines issued pursuant thereto.

3.11                        Property.

(a)                                 Neither the Company nor its Subsidiaries currently owns, nor have they ever owned, any real property.

(b)                                 The Company and its Subsidiaries have valid title to, or, in the case of leases of properties and assets, a valid leasehold interest in, all properties and assets used in its business (whether real, personal, tangible or intangible, but excluding all Technology and Intellectual Property) free and clear of all Liens (other than Permitted Liens).  The material items of equipment owned or leased by the Company and its Subsidiaries (i) are adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) are in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(c)                                  Section 3.11(c) of the Disclosure Schedule contains a complete and accurate list of all of the existing leases, subleases, licenses, or other Contracts (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy or leases or subleases to third parties, now or in the future, any real property (the “Leased Premises”), which list identifies the address and size of each Leased Premise, the parties to the Real Property Lease and the term and rent for each Real Property Lease.  The Company has Made Available to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all Contracts in connection therewith, including all work letters, improvement agreements, estoppel certificates, subordination agreements, and guarantees).  The Closing will not affect the enforceability against any Person of any material Real Property Lease or any rights of the Company and its Subsidiaries thereunder or otherwise with respect to any material Leased Premises, including the right to the continued use and possession of such Leased Premises for the conduct of business as presently conducted.

(d)                                 The Real Property Leases are each in full force and effect and neither the Company nor its Subsidiaries is in material breach of or material default under, nor have they received written notice of any material breach of or material default under any Real Property Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company or its Subsidiaries or any other party thereto.  Neither the Company nor its Subsidiaries has transferred or assigned any interest in any Real Property Lease, nor has it subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person.  The Company and its Subsidiaries currently occupy all of the Leased Premises for the operation of their businesses and there is no other Person with a right to occupy the Leased Premises.  All of the Leased Premises and the personal property owned or leased by the Company and its Subsidiaries are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects.  The operations of the Company and its Subsidiaries do not, nor to the Company’s Knowledge, do any Leased Premises, violate in any material respect any applicable building code, zoning requirement or other law relating to such property or operations thereon.  Neither the Company nor its Subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Premises.

3.12                        Contracts.  Section 3.12 of the Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company is a party or by which the Company, its Subsidiaries, or any of their respective assets or properties, are bound:

(a)                                 any Contract or series of related Contracts pursuant to which the Company or its Subsidiaries has made aggregate expenditures or payments in excess of $25,000 in the past 12 months and for which the Company or its Subsidiaries has ongoing obligations or rights thereunder, other than Employee Plans and Employee Agreements;

(b)                                 any Contract for the purchase, lease, license or rental of equipment in excess of $10,000 on a one-time or annual basis;

(c)                                  any Contract that will not expire in accordance with its terms, and that the Company or its Subsidiaries may not terminate in their discretion, with 90 or fewer days’ notice, during the 12-month period following the date of this Agreement, in each case without Liability or other further material obligations, other than (i) nondisclosure or confidentiality provisions in Contracts entered into in the ordinary course of business, (ii) an employee proprietary information and confidentiality agreements entered into with the Employees that do not differ from the Company’s form Made Available to Parent pursuant to Section 3.14(c)(iii) of the Disclosure Schedule and (iii) Employee Plans and Employee Agreements;

(d)                                 any Contract (including Contracts with customers of Company Products or licensees of Company Technology) between the Company or its Subsidiaries and any other Person other than Standard Form Agreements, wherein or whereby the Company or its Subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or its Subsidiaries or such other Person of the Technology or Intellectual Property of any Person;

(e)                                  any distributor, reseller, sales representative or similar Contract;

(f)                                   any Contract (i) limiting the freedom of the Company or its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Company Intellectual Property, (ii) under which the Company or its Subsidiaries grants most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or (iii) otherwise limiting the right of the Company to (A) sell, distribute or manufacture any products or services, (B) purchase or otherwise obtain any services or any software or other Technology, or (C) grant reseller rights to third parties;

(g)                                  (i) any Contract restricting the ability of the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective employees to hire or solicit potential employees, consultants or independent contractors and (ii) any Contract restricting the ability of any third party or, to the Knowledge of the Company, any of their respective employees to hire or solicit potential employees, consultants or independent contractors of the Company, its Subsidiaries or their respective Affiliates;

(h)                                 all licenses, sublicenses and other Contracts as to which the Company or its Subsidiaries is a party and pursuant to which any Person is authorized to use or otherwise exploit any Company Intellectual Property or Company Technology (other than nonexclusive licenses to Company Intellectual Property granted by the Company or its Subsidiaries in the ordinary course of business in the form (without additional material terms) of the Company’s applicable Standard Form Agreement);

(i)                                     all Contracts pursuant to which the Company or its Subsidiaries has agreed to any restriction on the right of the Company or its Subsidiaries to use or enforce any Company Intellectual Property (other than nonexclusive licenses to Company Intellectual Property granted by the Company or its Subsidiaries in the ordinary course of business) and that do not otherwise grant any exclusive rights;

(j)                                    all Contracts pursuant to which the Company or its Subsidiaries has agreed to transfer or sell rights in or with respect to any Company Intellectual Property;

(k)                                 any Contract providing for the development of any Technology, independently or jointly, by or for the Company or its Subsidiaries, including any invention assignment or similar Contract between the Company or its Subsidiaries and an Employee;

(l)                                     any trust, loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness to any Person, any capitalized lease obligation, or any commitment to provide any of the foregoing, or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or Liabilities of any other Person;

(m)                             any Contract for the past, present or future disposition of any material portion of the assets or business (whether by merger, sale of stock, sale of assets or otherwise) of the Company;

(n)                                 any Contract for the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(o)                                 any Contract concerning a joint venture, partnership, joint development or other similar arrangement with one or more Persons;

(p)                                 any Contract under which, since January 1, 2014, the Company or its Subsidiaries has sold any products, provided any services, or licensed any Technology pursuant to which the Company or its Subsidiaries has received since its incorporation any payment in excess of $25,000, individually, or $50,000 in aggregate payments;

(q)                                 any Contract relating to any facility (or related services) where the computer equipment used to operate or provide Company Products is located;

(r)                                    any settlement agreement;

(s)                                   any Contract not listed in clauses (a) — (r) of this Section 3.12, inclusive, with any Company Top Customer or Company Top Supplier; or

(t)                                    any other agreement not listed in clauses (a) — (s) of this Section 3.12, inclusive, that is otherwise material to the business of the Company.

Each Contract set forth in Sections 3.12, 3.13(a), 3.14, 3.16(c), 3.24 , or 3.27 of the Disclosure Schedule (or, in each case, required to be so disclosed therein, whether or not actually disclosed therein) (each, a “Material Contract” and collectively, the “Material Contracts”) is a valid and binding agreement of the Company, as applicable, and is in full force and effect in accordance with its terms.  True and complete copies of each of the Material Contracts (including all amendments thereto) have been Made Available to Parent.  Neither the Company nor any of its Subsidiaries is in material default or breach under the terms of any Material Contract (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance that would, upon receipt of notice or with the passage of time, constitute a default or give rise to a right of termination) to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective assets is bound, nor will the consummation of the Merger or any other transactions contemplated by this Agreement give rise to any such material default or breach.  Since January 1, 2014, neither the Company nor any of its Subsidiaries has failed to satisfy (and no Person has claimed or, to the Company’s Knowledge, threatened to claim, that the Company has failed to satisfy) any material service level requirement, minimum performance guaranty, or similar commitment or arrangement under any Material Contract to which the Company or its Subsidiaries is a party or by which the Company, its Subsidiaries or any of their respective assets is bound, and the Company has no Knowledge of any basis for such a claim.  Neither the Company nor any of its Subsidiaries has ever provided any refund, credit or other compensation to any Person as a result of any such service level requirement, minimum performance guaranty, or similar commitment or arrangement.  To the Company’s Knowledge, no other party to any Material Contract is in material default or breach of such Material Contract.

3.13                        Employee Benefit Plans and Compensation.

(a)                                 Plans.  Section 3.13(a) of the Disclosure Schedule contains an accurate and complete list of each Employee Plan, including any Employee Agreement.  Neither the Company nor any

Subsidiary or ERISA Affiliate has made any plan or commitment to establish any new Employee Plan, to modify any Employee Plan (except to the extent required by Law, to conform any such Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement, in contemplation of the consummation of the transactions otherwise contemplated by this Agreement), or to enter into any Employee Plan.

(b)                                 Documents.  To the extent applicable, the Company and each Subsidiary and ERISA Affiliate has Made Available to Parent true, correct and complete copies of (i) all documents embodying each Employee Plan, including all amendments thereto and all related trust or funding documents, (ii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each Employee Plan, (iii) all material written agreements and contracts, including but not limited to administrative service agreements and group insurance contracts, relating to any Employee Plan, (iv) all material correspondence to or from any Governmental Authority relating to any Employee Plan within the immediately preceding six years, (v) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan, (vi) the most recent IRS (or any other applicable Taxing Authority) determination or opinion letter issued with respect to each Employee Plan, and (vii) Form 5500 for the three most recent plan years, including without limitation all schedules thereto, all financial statements with attached opinions of independent accountants and all actuarial reports.

(c)                                  Employee Plan Compliance.  The Company and each Subsidiary and ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no Knowledge of any default or violation by any other party to each Employee Plan, and each Employee Plan has been established, operated and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws, statutes, orders, rules and regulations, including ERISA, HIPAA and the Code.  Each Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, or obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) to the Knowledge of the Company, there has been no event, condition or circumstance that has adversely affected or is reasonably expected to adversely affect such qualified status.  No prohibited transactions (as defined in ERISA Section 406 or Code Section 4975) and no violations of ERISA Section 407 for which an applicable statutory or administrative exemption does not exist have occurred.  Except as set forth in Schedule 3.13(c), each Employee Benefit Plan can be amended, terminated or otherwise discontinued by the Company or Parent after the Effective Time in accordance with its terms, without Liability to Parent, the Company or any ERISA Affiliate (other than ordinary administrative expenses).  To the Knowledge of the Company, there are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or any other Governmental Authority with respect to any Employee Plan.  Neither the Company, nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(d)                                 Claims and Liability.  To the Knowledge of the Company, there are no actions, proceedings, suits, investigations, grievances, arbitration or other manner of litigation or claims pending or, threatened (other than routine claims for benefits) against or involving any Employee Plan and no facts exist that would give rise to any legal action, proceeding or investigation, suit, grievance, arbitration or other manner of litigation, or claim, other than routine claims for benefits.  Neither the Company nor any of its directors, officers, employees or any plan fiduciary has any liability for failure to comply with

ERISA, HIPAA, COBRA or the Code for any action or failure to act in connection with the administration or investment of any Employee Plan.

(e)                                  Contributions/Premiums.  All contributions to the Employee Plans have been made on a timely basis in accordance with ERISA, the Code and the terms of each Employee Plan.  All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(f)                                   No Pension Plan, Funded Welfare Plans or MEWAs.  Neither the Company, nor any Subsidiary or ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to or been obligated to contribute to, any (i) Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “funded welfare plan” within the meaning of Section 419 of the Code, or (iii) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers that are not ERISA Affiliates (including one or more self-employed individuals), or to their beneficiaries.

(g)                                  Collectively Bargained, Multiemployer and Multiple-Employer Plan.  At no time has the Company or any Subsidiary or ERISA Affiliate ever participated in, contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).  Neither the Company, nor any Subsidiary or ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to or been obligated to contribute to any multiple employer plan or to any plan described in Section 413 of the Code.

(h)                                 Welfare Plans.  With respect to any Employee Plan that constitutes an employee welfare benefit plan (as defined under ERISA Section 3(1)); (i) each such Employee Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b) which would subject the Company or Parent to a tax under Code Section 4976(a); (iii) each and every Employee Plan which is a group health plan (as such term is defined in Code Section 5001(b) including any plans of affiliates of the Company that must be taken into account under Code Sections 4980B and 4980D) complies and in each and every case has been operated in compliance with the applicable requirements of Code Section 4980B, Title I, Part 6 of ERISA, HIPAA and any applicable state and local laws; and (iv) to the extent applicable, each such Plan is in compliance with Section 1862(b)(1)(A)(i) of the Social Security Act and neither the Company nor any Subsidiary or ERISA Affiliate has any liability for an excise tax imposed by Code Section 5000.  Neither the Company nor any Subsidiary or ERISA Affiliate has any liability for excise taxes under Code Section 4980H.

(i)                                     No Self-Insured Plan.  Neither the Company, nor any Subsidiary or ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan or arrangement that provides health and welfare benefits to Employees (including any such plan pursuant to which a stop loss policy or Contract applies) but excluding a health flexible spending account or dependent care spending account and any short term disability policy or other paid time off policy (other than long term disability).

(j)                                    No Post-Employment Obligations.  Except as set forth on Section 3.13(j) of the Disclosure Schedule, no Employee Plan provides, or reflects or represents any Liability to provide post termination or retiree life insurance, or health benefits to any Person for any reason, except as may be required by COBRA or other applicable statute.

(k)                                 International Employee Plan.  Except as set forth on Section 3.13(k) of the Disclosure Schedule, neither the Company nor any Subsidiary or ERISA Affiliate has ever been obligated to contribute to any International Employee Plan.

(l)                                     280G.  As of the Closing Date, neither the Company nor any ERISA Affiliate will be a party to, or otherwise obligated under, any Contract, Employee Plan, or any other agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Company, any Subsidiary or any of their respective ERISA Affiliates by reason of Section 280G of the Code or that could be subject to Section 4999 of the Code.  Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability for withholding taxes or penalties due under Code Section 4999 or any indemnity obligation for any Taxes imposed under Code Section 4999.

(m)                             409A.  The Company is not a party to, or otherwise obligated under, any Contract, Employee Plan or other agreement, plan or arrangement that provides for a gross up of Taxes imposed by Section 409A of the Code or any indemnity obligation for any Taxes imposed under Code Section 409A.  Each “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder has been in documentary and operational compliance with Section 409A of the Code.

3.14                        Intellectual Property; Technology; and Data.

(a)                                 Disclosures.

(i)                                Section 3.14(a)(i) of the Disclosure Schedule lists all Company Products by name and version number.

(ii)                             Section 3.14(a)(ii) of the Disclosure Schedule lists all Company Intellectual Property that is or at any time has been registered, filed, applied for, or issued by, with, or under the authority of any Governmental Authority (“Registered Company Intellectual Property”), including as to each item of Registered Company Intellectual Property a summary description of the Registered Company Intellectual Property and: (A) the applicable jurisdiction and application, registration or serial number; (B) any actions that must be taken by the Company within 180 days after the date of this Agreement with respect thereto; (C) any unpaid registration, maintenance or renewal fees, accrued in connection with respect thereto; and (D) any proceedings or actions before any court or tribunal to which the Company is a party or in which claims are raised relating to the validity, enforceability, scope, ownership or infringement thereof (other than in the ordinary course of patent and trademark prosecution in front of the United States Patent and Trademark Office or equivalent authority anywhere in the world).

(iii)                          Section 3.14(a)(iii) of the Disclosure Schedule lists: (A) all material Intellectual Property used or held for use in the conduct of the businesses of the Company, including the design, development, delivery, use, marketing, distribution (or making available), hosting, licensing out, and sale of any Company Products, in each case that is not owned by the Company (“Licensed Intellectual Property”), other than Off The Shelf Code or Open Source Software; (B) all Personal Information used or held for use in the conduct of the businesses of the Company, including the design, development, delivery, use, marketing, distribution (or making available), hosting, licensing out, and sale of any Company Products, in each case that is not owned by the Company (“Licensed Personal Information”); and (C) each Contract to which the Company is or was a party or is or was bound, pursuant to which the Company has been granted or obtained a license, covenant not to sue, or other rights with respect to Licensed Intellectual Property, other than Contracts for Off The Shelf Code, Standard NDAs, or Open Source Licenses, or Licensed Personal Information.

(iv)                         Section 3.14(a)(iv) of the Disclosure Schedule lists each Contract to which the Company is a party or is bound, pursuant to which the Company has granted or provided a license, covenant not to sue, or other rights with respect to Company Intellectual Property or Licensed Intellectual Property, other than Contracts for Off The Shelf Code, Standard NDAs, or Open Source Licenses, Personal Information or Licensed Personal Information.

(b)                                 Contract Rights.  The Company has valid and subsisting written and enforceable Contracts to use, reproduce, modify, display, perform, incorporate, distribute, sell, market, license, make or have made, sublicense, host, and provide access to customers in respect of all Licensed Intellectual Property and Licensed Personal Information, as necessary for the operation of the Company’s business as it is currently conducted, including the design, development, delivery, use, marketing, distribution, hosting, licensing out, and sale of any Company Products, without the need for further consent or permission from any Person.  The Company has Made Available accurate and complete copies, of all written Contracts required to be listed in Section 3.14(a)(ii) or Section 3.14(a)(iii) of the Disclosure Schedule.  There are no outstanding and, to the Company’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.  None of the Company’s agreements with its customers confers upon any customer or any third party any right in any Licensed Intellectual Property or Licensed Personal Information greater than that which Company has the right to grant or any ownership right with respect to any Company Intellectual Property.  No third party that has licensed any Licensed Intellectual Property to the Company has retained, or been assigned an ownership interest in, or any exclusive license to, any Intellectual Property in any improvements or derivative works to such Licensed Intellectual Property made solely or jointly by the Company.

(c)                                  Adequacy of Intellectual Property.

(i)                                The Intellectual Property listed on Sections 3.14(a)(ii) and 3.14(a)(iii) of the Disclosure Schedule together includes all Intellectual Property and rights in Intellectual Property necessary for the operation of the Company’s business as it is currently conducted, including the design, development, delivery, use, marketing, distribution, hosting, licensing out, and sale of any Company Products, other than Off The Shelf Code, Open Source Software, and Company Intellectual Property not subject to a registration, filing, or application with, or under the authority of any Governmental Authority.

(ii)                             The Company is the exclusive owner or licensee, as applicable, of all right, title and interest in and to all Intellectual Property listed on Sections 3.14(a)(ii), 3.14(a)(iii), and 3.14(a)(iv) of the Disclosure Schedule, free and clear of all Liens (other than Permitted Liens), subject only to the rights of licensors under Contracts disclosed on Section 3.14(a)(iii) of the Disclosure Schedule.  The Company has the right to use without payment of any royalties or other fees or amounts to any Person all Company Intellectual Property and Licensed Intellectual Property.

(iii)                          No former or current employee or contractor (or current or former employer of any such employee or contractor) has any claim, right or interest to or in any Company Intellectual Property.  All current employees or contractors of the Company have executed a written and enforceable Contract with the Company that irrevocably assign to the Company all rights in and to all Intellectual Property relating to the business of the Company and contain confidentiality provisions protecting the Company Intellectual Property, substantially in the form of the Contracts listed on Section 3.14(c)(iii) of the Disclosure Schedule.  No current employee or contractor of the Company is materially in breach of any such Contract.

(d)                                 Confidentiality and Trade Secrets.

(i)                                The Company has taken commercially reasonable and appropriate precautions to protect the secrecy, confidentiality and value of all Trade Secrets in the possession or control of the Company, including any such information provided to the Company by a third party with obligations of confidentiality.  Without limiting the foregoing, the Company has at all times enforced a policy requiring each employee or contractor to execute written proprietary information and confidentiality agreements substantially in the form of the Contracts listed on Section 3.14(c)(iii) of the Disclosure Schedule.  All current employees and contractors of Company have executed such an agreement.

(ii)                             The Company has good title to and an absolute right to use the Trade Secrets.  Except for Trade Secrets that lost their status as trade secrets upon the issuance of a Patent or publication of a Patent application, the Company has not permitted the rights of the Company in any Company Intellectual Property that is or was at the time material to its business to enter into the public domain.  To the Company’s Knowledge, no Trade Secret that is part of the Company Intellectual Property is subject to any adverse Action (evidenced in writing) and, to the Company’s Knowledge, no such Action is threatened against any such Trade Secret.

(e)                                  Validity and Enforceability of Intellectual Property. Each item of Registered Company Intellectual Property is and at all times has been applied for or registered in the name of the Company, and, to the Company’s Knowledge, is and at all times has been in compliance in all material respects with all requirements under applicable Law.  All filings, payments and other actions required to be made or taken to maintain such item of Registered Company Intellectual Property in full force and effect have been made by the applicable deadline.  No item of Company Intellectual Property has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding and, to the Company’s Knowledge, no such action is threatened with respect to any such Company Intellectual Property.  To the Knowledge of the Company, there is no basis for a claim that any Company Intellectual Property is invalid or, except for pending applications, unenforceable.

(f)                                   Effects of This Transaction on Intellectual Property.  Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Intellectual Property or any rights in or to any Company Intellectual Property; (ii) Parent or the Company to be bound by or subject to any material restriction on the operation or scope of their respective businesses (except as the result of Parent’s or its Affiliates’ written agreements, licenses or other obligations existing as of the Closing); (iii) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; (iv) Parent or the Company to become obligated to pay any royalties or other fees or amounts with respect to Intellectual Property of any Person in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby (except as the result of Parent’s or its Affiliates’ agreements, licenses or other obligations existing as of the Closing); or (v) the grant, assignment or transfer to any other Person of any license or other right under or to any of Company Intellectual Property.

(g)                                  Infringement.

(i)                                To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property.  To the Company’s Knowledge, no Company Intellectual Property conflicts or interferes with any Intellectual Property of any other Person.  None of the goodwill associated with or inherent in any Trademarks within the Company Intellectual Property has or purports to have an ownership interest has been materially impaired.  Section 3.14(g) of the Disclosure Schedule identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of its representatives regarding any actual, alleged or suspected infringement, misappropriation or violation of any Company Intellectual Property.

(ii)                             The Company is not infringing, misappropriating or otherwise violating, and has not ever infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person.  The conduct of the business of the Company, including the design, development, delivery, use, marketing, distribution, hosting, licensing out, and sale of any Company Products, does not and has not ever infringed, misappropriated or otherwise violated any Intellectual Property of any other Person or constituted unfair competition or trade practices under any applicable Laws.  Company has not received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property of another Person, or any actual, alleged or suspected engagement by the Company in unfair competition or trade practices under the laws of any jurisdiction.

(h)                                 Company Technology and Software.

(i)                                None of the software, hardware, or other technology that is a Company Product or is embedded or included in or with, or otherwise used in or in connection with, the design, development, marketing, sale, licensing, delivery, use, hosting, provision, or distribution of, any Company Products, including Databases (collectively, “Company Technology”): (A) contains any bug, defect or error that materially affects the use, functionality or performance of such Company Technology; or (B) materially fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of, or any product, service or system containing or used in conjunction with, such Company Technology.

(ii)                             None of the Company Technology contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device; or (B) damaging or destroying any content, data, information or file without the user’s consent (collectively, “Contaminants”).  The Company uses industry standard measures, which measures are no less than reasonable and appropriate, to prevent the introduction of Contaminants into the Company Technology from software, products, services or systems licensed or otherwise obtained from third parties.  The Company Technology does not contain any vulnerabilities that could permit a third party to gain unauthorized access to the Company Technology, any Company Intellectual Property, Licensed Intellectual Property or Company Database, or other content, data or information of the Company or any of its clients or customers.

(iii)                          Section 3.14(h)(iii) of the Disclosure Schedule (A) lists all software that is distributed under an Open Source License and that has been embedded or included in or with, or otherwise used in the design, development, delivery, hosting, licensing, provision, or distribution of, any Company Products or the operation of any Company Technology (all software required to be listed in Section 3.14(h)(iii) of the Disclosure Schedule, “Open Source Software”); and (B) describes the manner in which such Open Source Software was incorporated or used, which description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company and whether (and if so, how) such Open Source Software was incorporated into and linked in any Company Products.  The Company has not used Open Source Software in any manner that would or could: (1) require the disclosure or distribution of any source code of any Company Product or Company Technology; (2) require the licensing of any Company Product or Company Technology for the purpose of making derivative works; (3) impose any restriction on the consideration to be charged for any Company Product or Company Technology, (4) create, or purport to create, obligations for the Company with respect to any Company Product or Company Technology or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property, or (5) create, or purport to create, an obligation to grant a license or other rights to any Patent to any third party.  With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto.

(iv)                         Company has taken all actions customary in the software industry to document the software that is Company Intellectual Property and its operation, such that such software, including its source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers. No source code for any Company Technology has been delivered, licensed, or otherwise made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company, including under any Open Source License.  Except as set forth on Section 3.14(h)(iv) of the Disclosure Schedule, the Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Technology to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company.  No event has occurred, and no circumstance or condition exists, that will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Technology to any other Person who is not, as of the date of this Agreement, an employee of the Company.

(i)                                     Data Privacy.  Section 3.14(i) of the Disclosure Schedule describes the types of Personal Information collected, used, stored, hosted, distributed, retained, disclosed, transferred, disposed of, transmitted, or processed by or on behalf of the Company in connection with the business of the Company and all Company Products or Company Technology, including any marketing or advertising by the Company related thereto.  The Company and all Persons acting on behalf of the Company comply, and have always complied, with all applicable Laws and other Privacy Legal Requirements regarding the collection, use, storage, hosting, distribution, retention, disclosure, transfer, disposal and any other processing of any Personal Information collected, used, stored, hosted, distributed, retained, disclosed, transferred, disposed of, transmitted, or processed by or on behalf of the Company.  Neither the execution, delivery and performance of this Agreement nor the subsequent transfer of Company’s Databases, Personal Information, and other information relating to its business from the Company to Parent will cause, constitute, or result in a breach or violation of any applicable Law or other Privacy Legal Requirements by any party to this Agreement, or cause, constitute, or result in a violation of any representations with regard to Personal Information made by or applicable to the Company, including, without limitation, any external or internal, past or present privacy policy or privacy- or security-related representation, obligation or promise of the Company, any of the Company’s vendors or suppliers, or to which Company or any such Personal Information is otherwise subject (“Company Privacy Policy”). Copies of all Company Privacy Policies have been Made Available.  The Company Privacy Policies have at all times made all disclosures to users or customers required by all applicable Laws and other Privacy

Legal Requirements, and Company has obtained all consents with respect to the collection, use, storage, hosting, distribution, retention, disclosure, transfer, disposal and any other processing or transmission of Personal Information from or to customers, users or other Persons required by all applicable Laws.  None of the disclosures made or contained in the Company Privacy Policies, and no other representation with regard to Personal Information made by Company, has been inaccurate, misleading or deceptive or in violation of any applicable Law (including containing any material omission).  There is no complaint or Action (including any informal investigation) currently pending against the Company or any of its customers (specific to Company Products) by any private party or by the Federal Trade Commission, Federal Communications Commission, any state attorney general or similar state official, or any other Governmental Authority, with respect to the security or privacy of any Company Product, Company Technology or other information technology systems, networks and equipment of the Company, including any Company Databases, Personal Information, or other data or information collected, transmitted, processed, or stored by or on behalf of the Company.

(j)                                    Data Security.  The Company has taken all steps and implemented all procedures necessary, reasonable, and appropriate to preserve the availability, security, and integrity Company Technology and the other information technology systems, networks and equipment used by or on behalf of the Company, including all Databases of the Company, Personal Information of the Company, and other data and information collected, collected, used, stored, hosted, distributed, retained, disclosed, transferred, disposed of, transmitted, or processed by or on behalf of the Company (“Company IT Systems”).  All such steps and comply with all applicable Laws relating to the security of information technology assets, Personal Information, Confidential Information, and other data, information, and Company Intellectual Property or Licensed Intellectual Property to which the Company or any third party acting on behalf of Company has access or otherwise collects, handles, transmits, processes, or stores.  Without limiting the foregoing, the Company has implemented and maintained reasonable and appropriate measures with respect to technical, administrative, and physical security to preserve and protect the confidentiality, availability, security, and integrity of the Company Technology and the Company IT Systems.  The Company has implemented written information security plans documenting all such security measures.  The Company’s written information security plans and all information security practices conform, and at all times have conformed, with all applicable Laws and to all of the Company’s contractual commitments as well as to all applicable industry best practices or other standards, guidelines, or principles relating to data security and any rules of any applicable industry or other self-regulatory organizations in which the Company is or has been a member and/or that the Company is or has otherwise been obligated to comply with.  There have been no intrusions or breaches of the security of the Company Technology and the other information technology systems, networks and equipment of Company, including any breaches involving any Databases of the Company, Personal Information of the Company, or other data or information collected, handled, transmitted, processed, or stored by the Company.  There have been no intrusions or breaches of the security of the Company Technology or any Company IT Systems.  All Personal Information is encrypted in accordance with applicable Law, other Privacy Legal Requirements, and the Company’s contractual commitments and representations made in the Company privacy policies and in accordance with industry standards and practices regarding encryption technologies and key management practices.

(k)                                 Section 3.14(k) of the Disclosure Schedule sets forth all Company IT Systems.  The Company Technology and Company IT Systems: (i) are scalable to meet current and reasonably anticipated capacity and requirements of the business of the Company; (ii) except for scheduled or routine maintenance, are fully available for use in connection with the business of the Company as currently conducted and as proposed to be conducted and, as applicable, by the customers and clients of the Company, 24 hours a day, seven days a week; (iii) have reasonable and appropriate security, archival and back up, disaster recovery and restoration functionality to minimize the risk of error, breakdown, failure or security breach occurring and to ensure that if such event does occur, its effect is minimized and not material; (iv) are configured and maintained to minimize the effects of any Contaminants and do not contain any Contaminants; and (v) have not suffered any security breach or material error, breakdown or failure in the last 36 months.

3.15                        Insurance.  Section 3.15 of the Disclosure Schedule sets forth (a) a list, as of the date hereof, of all insurance policies maintained by the Company and its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”), and (b) general description of each such Insurance Policy.  True and complete copies of each Insurance Policy have been Made Available to the Parent.  Except for deductible amounts set forth in Section 3.15 of the Disclosure Schedule, the Company and its Subsidiaries have all of their respective property and assets insured against loss or damage by all insurable hazards or risks of a type which is customarily insured against by a commercially reasonable Person carrying on a business substantially similar to the Company’s business.  The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company and its Subsidiaries.  All such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due and payable prior to the date hereof on such Insurance Policies have been paid in full.  Neither the company nor any of its Subsidiaries is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. No insurer under any Insurance Policy has canceled, terminated, invalidated, refused to renew, reduced or disputed coverage or generally disclaimed its Liability under any such Insurance Policy or indicated in writing any intent to do any of the foregoing.  Neither the Company, its Subsidiaries nor any of their respective Affiliates is in breach or default, and, neither the Company, its Subsidiaries nor any of their respective Affiliates has taken any action or failed to take any action which (with notice or lapse of time or both) would constitute such a breach or default, or permit termination or any material modification, of any of the Insurance Policies.

3.16                        Personnel.

(a)                                 Other than as set forth on Section 3.16(a) of the Disclosure Schedule, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service (or constructive termination or other change) in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) increase or otherwise enhance any benefits otherwise payable by the Company to any Employee, (iii) result in the acceleration of the time of payment or vesting or obligation to fund any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation or benefits due to any Employee, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Employee.  Section 3.16(a) of the Disclosure Schedule contains a complete and accurate list of all severance Contracts, Employee Agreements and Contracts providing for any Change in Control Payment to which the Company is a party or by which the Company, or any of its assets or properties, are bound.  Except for the foregoing, the Company does not have any obligation to pay any amount or provide any benefit to any Employee or officer, other than obligations (A) for which Company have established a reserve for such amount on the Most Recent Balance Sheet or (B) pursuant to Contracts entered into after the date of the Most Recent Balance Sheet and disclosed on Section 3.16(a) of the Disclosure Schedule.

(b)                                 The Company is in compliance in all material respects with all Laws respecting employment, including but not limited to Law respecting discrimination in employment, equal employment, fair employment practices, terms and conditions of employment, immigration status, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime wages), tax withholding, compensation and hours of work, and occupational safety and health and employment practices, and is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act.  The Company has not engaged any employee whose employment would require special licenses or permits.  The Company has withheld all amounts required by applicable Laws or by Contract to be withheld from the wages, salaries, and other payments to Employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing.  The Company has paid in full to all Employees, directors, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to be paid to or on behalf of such Employees, directors, independent contractors and consultants.  The Company has no Liability with respect to any misclassification of: (a) any Employee as an independent contractor rather than as an employee, (b) any Employee leased from another employer, or (c) any Employee currently or formerly classified as exempt from overtime wages.  The Company is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no unwritten policies or customs that, by extension, could reasonably entitle Employees to benefits in addition to those to which they are entitled pursuant to applicable Laws (including unwritten customs concerning the payment of statutory severance pay when it is not legally required).  The Company has not engaged any consultants, sub-contractors or freelancers who, according to applicable Laws, would be entitled to the rights of an employee vis-à-vis the Company, including rights to severance pay, vacation, and other employee-related statutory benefits.  The Company is not a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority.  There are no material controversies pending or, to the Knowledge of the Company, threatened, between the Company and any of its Employees or other service providers, which controversies have or, to the Company’s Knowledge, have threatened to result in an Action, arbitration, suit, proceeding, claim, or investigation before any Governmental Authority.

(c)                                  The Company has no collective bargaining agreements, labor union Contracts (including any Contract or agreement with any works council, trade union, or other labor-relations entity) or similar Contract to which the Company is a party or by which the Company, or any of its assets or properties, is bound with respect to any Employee or other service provider, and the Company has no duty to bargain with any labor union, works council or other labor-relations entity.  There is no known pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Employee or other service provider of the Company.  The Company has no Knowledge of any activities or proceedings of any labor union to organize its Employees.

(d)                                 The Company has Made Available to Parent a true, correct and complete list of the names, positions and rates of compensation of all current officers, directors, and employees of the Company, showing each such person’s name, position, place of employment, date of hire, annual remuneration (including commission and bonus opportunity), accrued but unpaid vacation or paid time off balances, status as exempt/non-exempt and fringe benefits for the current fiscal year, as of the date hereof.  The Company has Made Available to Parent the additional following information for each of its international employees: city/country of employment, date of hire, manager’s name and work location.

(e)                                  The Company has Made Available to Parent a true, correct and complete list of all current consultants, advisory board members, seconded workers, and independent contractors and for each the initial hire date or date of the engagement, termination date of the engagement, a description of the remuneration arrangements applicable to each, a brief description of the services provided, and the specific entity for whom they provide services.

(f)                                   The Company is in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended and any similar state or local Law (collectively, the “WARN Act”).  The Company has not (i) effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any state, local or foreign Law similar to the WARN Act.  The Company has not caused any of its Employees to suffer an “employment loss” (as defined in the WARN Act) that triggers the WARN Act during the 90-day period prior to the Closing Date.  No termination of employment prior to the Closing, alone or in the aggregate with prior terminations of employment, would trigger any notice or other obligations under the WARN Act or similar state, local or foreign Law.

(g)                                  Other than as set forth on Section 3.16(a) of the Disclosure, the employment of all employees of the Company is terminable by the Company at will.

(h)                                 To the Knowledge of the Company, no employee or independent contractor of the Company: (i) intends to terminate his relationship with the Company, (ii) has received an offer to join a business that may be competitive with the business of the Company, or (iii) is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on the performance by such employee or independent contractor of any of his duties or responsibilities as an employee of the Company.

(i)                                     The Company has at all times complied with the requirements of all applicable Laws regarding immigration, including but not limited to the requirements under the federal Immigration Reform and Control Act of 1986 regarding verification of employment eligibility, documentation fraud, document retention, non-discrimination, and the prohibition against knowing employment of workers who are not authorized to work in the United States.  The Company has on file a valid and current I-9 form for (i) all current employee hired since November 6, 1986, and (ii) all former employees whose employment commenced less than three years prior to the date hereof or terminated less than one year prior to the date hereof.

3.17                        Litigation.  There is no (a) Action pending, or to the Company’s Knowledge, threatened against the Company, its Subsidiaries, any of their respective properties or assets or the Merger or the other transactions contemplated hereby, (b) governmental inquiry or investigation pending or, to the Company’s Knowledge, threatened against the Company, its Subsidiaries, any of their respective properties or assets (including any inquiry as to the qualification of the Company or its Subsidiaries to hold or receive any license or Permit) or (c) to the Company’s Knowledge, any Actions pending or threatened against any Related Party in connection with the business of the Company or its Subsidiaries.  Neither the Company nor its Subsidiaries is in default with respect to any order, writ, injunction or decree of any Governmental Authority known to or served upon the Company.  There is no Action by the Company pending or threatened against any other Person.  The representations and warranties set forth in this Section 3.17 do not apply with respect to Taxes.

3.18                        Environmental Matters. Except as set forth on Section 3.18 of the Disclosure Schedule, to the Knowledge of the Company, (a) the Company and each of its Subsidiaries is, and, for not less than five years, has been, in compliance in all material respects with all Environmental Laws, (b) to the Company’s Knowledge, for not less than five years, there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company and its Subsidiaries, (c) for not less than five years, there have been no Hazardous Substances generated by the Company and its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, and (d) to the Company’s Knowledge, without any inquiry of any landlord, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing Equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned, leased or operated by the Company and its Subsidiaries, except for the storage of hazardous waste in compliance in all material respects with Environmental Laws.

3.19                        Compliance with Laws; Permits.

(a)                                 The Company and each of its Subsidiaries is in compliance in all material respects with, and has complied in all material respects with, and as of the date of this Agreement has not received any written notices of material violations with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business (including the keeping of all required registers and timely filing or delivery of all required documents under the provisions of any applicable Law).  To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is not under investigation with respect to, has not been threatened to be charged with, nor has been given notice of, any violation of any Law.

(b)                                 All Permits (i) pursuant to which the Company and each of its Subsidiaries currently operates or holds any interest in property, or (ii) which are required for the operation of the business of the Company and each of its Subsidiaries as currently conducted or the holding of any such interest, have been issued or granted to the Company and each of its Subsidiaries, and all such Permits are in full force and effect and constitute all Permits required to permit the Company and each of its Subsidiaries to operate or conduct its business as it is currently conducted and hold any interest in its properties or assets.  Section 3.19(b) of the Disclosure Schedule contains a complete and accurate list of all material Permits necessary to conduct the business of the Company and each of its Subsidiaries .

(c)                                  The Company and each of its Subsidiaries has conducted its export transactions in accordance with applicable provisions of the U.S. export control laws and regulations.

(d)                                 Neither the Company nor any of its Subsidiaries is or has at any time been engaged in any activity, practice or conduct which would constitute an offence under the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), or any applicable law in other applicable international jurisdictions, including the OECD Convention on Combating Bribery of Foreign Public Officials (together with the FCPA, the “Anti-Corruption Laws”).  No Associated Person of the Company or any of its Subsidiaries has offered, paid, given, promised to pay or authorized the payment or gift of money or anything of value to another person intending to obtain or retain business or an advantage in the conduct of business for the Company or any of its Subsidiaries and which would constitute an offence under the Anti-Corruption Laws, and the Company and each of its Subsidiaries has in place adequate procedures (having regard to any applicable guidance published by relevant Governmental Authorities and including, inter alia, training and internal reporting mechanisms) designed to prevent their Associated Persons from undertaking any such conduct.  Neither the Company, its Subsidiaries, nor any Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceeding by any Governmental Authorities or any customer regarding any offence or alleged offence under the Anti-Corruption Laws, and no written notice has been received by the Company or any of its Subsidiaries that such investigation, inquiry or proceeding has been threatened or is pending and, to the Company’s Knowledge, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding. Neither the Company nor any of its Subsidiaries is ineligible to qualify to be awarded any contract or business under any applicable public procurement laws or regulations on the grounds of any purported violation of any Anti-Corruption Laws. The operation of the

Company and each of its Subsidiaries is and has been, conducted at all times in material compliance with the financial record keeping requirements of anti-money laundering statutes (if any) and the rules and regulations thereunder (if any) issued, administered or enforced by any Governmental Authority in any applicable jurisdiction. All payments to Associated Persons by the Company or any of its Subsidiaries have been in payment of bona fide salaries, fees and commissions and not as bribes, kickbacks or as otherwise illegal payments.  To the Knowledge of the Company, all such payments have been made directly to or for the account of the parties providing the goods or services for which such payments were made, and not in a manner intended to avoid currency controls.  The Company and each of its Subsidiaries has properly, fairly and accurately reflected on its books and records: (i) all compensation paid to and perquisites provided to or on behalf of its agents and employees; and (ii) all compensation and perquisites that are due and payable to such persons, but which have not been paid at the Closing Date. The Company and each of its Subsidiaries has at all times conducted its business materially in accordance with all applicable Laws.

(e)                                  At all times, the Company has acted without notice of violation of, in compliance with, and in a manner not subject to penalty under the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements.

(f)                                   The representations and warranties set forth in this Section 3.19 do not apply to the matters covered by the representations and warranties set forth in Sections 3.10 (Taxes), 3.11 (Property), 3.13 (Employee Benefit Plans and Compensation), 3.14 (Intellectual Property), 3.16 (Personnel), and 3.18 (Environmental).

3.20                        Banking Relationships.  Section 3.20 of the Disclosure Schedule contains a complete and accurate list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or a safe deposit box or other arrangement and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement as of the date hereof.  On or prior to the Closing Date, the Company will have provided Parent with the account numbers and on-line access to all such accounts.  There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

3.21                        Books and Records.  The books, records and accounts of the Company and its Subsidiaries (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, and (d) accurately and fairly reflect the basis for the Financial Statements.

3.22                        Product and Service Warranties.  Each of the products sold, distributed or delivered by Company and its Subsidiaries has been in material conformity with all applicable contractual commitments and all applicable express and applicable implied service and product warranties.  Except as disclosed on Section 3.22 of the Disclosure Schedule, (a) there are no existing or, to the Company’s Knowledge, threatened Actions against the Company or its Subsidiaries for services or merchandise which are defective or fail to meet any express or implied service or product warranties, or, to the Company’s Knowledge, any facts which, if discovered by a third party, would support such an Action; and (b) no Action has been asserted in writing against Company and its Subsidiaries for renegotiation or price redetermination with respect to any transaction, and, to the Company’s Knowledge, there are no facts upon which any such Action could be based.  Since January 1, 2013, the Company has not experienced any product or service warranty claims that have had a detrimental economic effect on the Company and its Subsidiaries in excess of $25,000.  The reserve set aside for all service and product warranty claims set forth on the Most Recent Balance sheet is sufficient to cover any and all potential service and product warranty claims.

3.23                        Accounts Receivable.  The accounts receivable of the Company and its Subsidiaries shown on the Most Recent Balance Sheet arose in the ordinary course of business consistent with past practice.  Allowances for doubtful accounts and warranty returns are adequate for expected payment defaults based on past practice and collection experience.  The receivables of the Company and its Subsidiaries arising after the date of the Most Recent Balance Sheet and prior to the Closing Date arose in the ordinary course of business, consistent with past practice.  None of the receivables of the Company and its Subsidiaries are subject to any material Action for offset, recoupment, setoff or counter claim and neither the Company nor its Subsidiaries has Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such material Action.  Except as set forth on Section 3.23 of the Disclosure Schedule, no Person has any Lien on any of such receivables (except Permitted Liens).  Section 3.23 of the Disclosure Schedule sets forth an aging of accounts receivable of the Company as of August 31, 2015 in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty Actions.  Section 3.23 of the Disclosure Schedule sets forth such amounts of accounts receivable which are subject to asserted warranty Actions by customers and reasonably detailed information regarding asserted warranty Claims made within the last year, including the type and amounts of such Actions.

3.24                        Brokers and Finders.  Section 3.24 of the Disclosure Schedule contains a complete and accurate list of each Contract to which the Company and its Subsidiaries is a party or is bound with any investment banker, broker, advisor or similar party retained by the Company in connection with this Agreement and the transactions contemplated hereby.  Except for the services described on Section 3.24 of the Disclosure Schedule, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of the Company, its Subsidiaries or any of their respective Affiliates in such manner as to give rise to any valid claim against the Company, its Subsidiaries or Parent for any investment banker, brokerage or finder’s commission, fee or similar compensation. Neither the Company nor its Subsidiaries is a party to or bound by any Contract with Representative.

3.25                        Anti-Takeover Statute Not Applicable.  No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Company Organizational Documents is applicable to the Company, any shares of Company Capital Stock or other Company Securities, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

3.26                        Complete Copies of Documents.  The Company has Made Available true and complete copies of all Material Contracts and any other material documents required to be set forth (whether or not disclosed) in the Disclosure Schedule.

3.27                        Certain Relationships and Related Transactions.  None of the officers or directors of the Company, its Subsidiaries and, to the Knowledge of the Company, none of the employees or stockholders of the Company, its Subsidiaries, nor, to the Knowledge of the Company, any immediate family member of an officer, director, employee or stockholder of the Company or its Subsidiaries, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or its Subsidiaries (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded).  Section 3.27 of the Disclosure Schedule contains a complete and accurate list of each Contract to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective assets is bound and to which any Related Party, or any of their immediate family members, is a party or has a in interest in, whether directly or indirectly, other than employment, compensation and benefit arrangements for services as an officer, director or employee thereof or with respect to the ownership of Company Securities.  To the Knowledge of the Company, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company, except for the rights of stockholders under applicable Laws or Intellectual Property that cannot be assigned as a matter of law.

3.28                        Customers and Suppliers.

(a)                                 Customers.

(i)                                Section 3.28(a)(i) of the Disclosure Schedule contains a true and correct list of all customers of the Company and its Subsidiaries collectively, based on revenue generated during the calendar year ending December 31, 2014 and top 10 customers of the Company and its Subsidiaries for the period commencing on January 1, 2015 and ending August 31, 2015, based on revenue generated during such period (each such customer, a “Company Top Customer”), indicating the amount of revenue generated from such Company Top Customer during such period.

(ii)                             Neither the Company nor any of its Subsidiaries has received written notice, nor does the Company have Knowledge, that any Company Top Customer (A) intends to cancel, or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries (whether related to payment, price or otherwise), or (B) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Company or any of its Subsidiaries consistent with past custom and practice, and none of the events described in clauses (A) or (B) has occurred since the date of the Most Recent Balance Sheet.

(b)                                 Suppliers.

(i)                                Section 3.28(b)(i) of the Disclosure Schedule contains a true and correct list of the top 5 suppliers of the Company of the Company and its Subsidiaries, collectively, based on dollar value of purchases by the Company and its Subsidiaries during the calendar year ending December 31, 2014 and the top 5 suppliers of the Company and its Subsidiaries for the period commencing on January 1, 2015 and ending August 31, 2015, based on dollar value of purchases by the Company and its Subsidiaries during such period (each such supplier, a “Company Top Supplier”), indicating the amount of dollar value purchases by the Company and its Subsidiaries from such Company Top Supplier during such period.

(ii)                             Neither the Company nor any of its Subsidiaries has received written notice, nor does the Company have Knowledge, that any Company Top Supplier (A) intends to cancel, or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries (whether related to payment, price or otherwise), or (B) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company consistent with past custom and practice, and none of the events described in clauses (A) or (B) has occurred since the date of the Most Recent Balance Sheet.

3.29                        Inventory.  Neither the Company nor any of its Subsidiaries has any inventory.

3.30                        Restrictions on Business Activities.  There is no material agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business of the Company as currently conducted.

3.31                        Indebtedness.  Section 3.31 of the Disclosure Schedule sets forth, as of the Most Recent Balance Sheet Date, the Indebtedness of the Company.

3.32                        Disclosure.  The Company has prepared and, simultaneously with the Closing, shall deliver to the Company Stockholders the information statement in the form attached hereto as Exhibit G (such information statement, together with the attachments thereto, the “Information Statement”) for the purpose of notifying the Company Stockholders of action taken by written consent and of the availability of appraisal rights in connection with the Merger.  To the Knowledge of the Company, none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Information Statement or the other documents distributed to the Company Stockholders in connection with this Agreement (but excluding this Agreement and any Related Agreement attached as an exhibit thereto) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made and taken as a whole, not misleading.  The representations and warranties in this Section 3.32 do not and will not apply to statements included in the Information Statement or the other documents distributed to the Company Stockholders in connection with this Agreement that are based upon information supplied by Parent or Merger Sub for use or incorporation by reference therein or statements regarding Parent or Merger Sub which were required to have been included by Parent or Merger Sub therein and which were omitted from the information supplied by Parent or Merger Sub.

3.33                        Solvency. The Company is not now insolvent, nor will it be rendered insolvent by the Merger or the consummation of any other transaction contemplated hereby.  As used in this Section 3.33, “insolvent” means that the sum of the present fair saleable value of the assets of an entity do not and will not exceed its debts and other probable liabilities.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

4.1                               Organization and Standing.  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws, except as would not have a material adverse effect on the ability of Parent to consummate the Merger.

4.2                               Authority.  Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and each certificate and other instrument required to be executed and delivered by Parent and Merger Sub pursuant hereto and to perform their obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and each certificate and other instrument required to be executed and delivered by Parent and Merger Sub pursuant hereto and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub.  Each of this Agreement and each certificate and other instrument required to be executed and delivered by Parent or Merger Sub pursuant hereto has been (or will be) duly and validly executed and delivered by Parent or Merger Sub and, assuming the due authorization, execution and delivery by the Company and Representative, constitutes (or will constitute) a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

4.3                               Governmental Filings and Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the transactions contemplated hereby to which Parent or Merger Sub is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required by applicable securities laws and state “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings, which, if not obtained or made, would not prevent the consummation of the Merger.

4.4                               Broker’s Fees.  Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Merger and other transactions contemplated hereby for which the Company could become liable or obligated.

4.5                               Merger Sub.  Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby.  Merger Sub has not engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.

ARTICLE V.
ADDITIONAL AGREEMENTS

5.1                               Confidentiality.

(a)                                 Subject to Section 5.1(b), the Parties acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the transactions contemplated hereby and thereby, shall constitute “Confidential Information” under and within the meaning of the Mutual Confidentiality Agreement, dated as of June 25, 2015, by and between the Company and Parent (the “Non-Disclosure Agreement”).

(b)                                 Unless otherwise required by applicable Law and subject to the last sentence hereof and Section 5.1(c), Representative agrees that it (and its legal, financial, accounting and other representatives) shall hold in confidence all non-public information regarding Parent, Merger Sub, the Company, any Company Stockholders, this Agreement and the transactions contemplated hereby in accordance with the terms of the Non-Disclosure Agreement as if Representative were a party thereto.  Notwithstanding anything in this Agreement (including without limitation Section 5.2) or the aforementioned Non-Disclosure Agreement to the contrary, following Closing, Representative shall be permitted to disclose (a) on a confidential basis the information as required by applicable law or to employees, advisors or consultants of Representative (“Representative Disclosees”) and to the Effective Time Stockholders, in each case who have a need to know such information in connection with the performance of Representative’s obligations hereunder, provided that such persons either (A) agree to observe the terms of this Section 5.1(b) or (B) are bound by obligations of confidentiality to Representative of at least as high a standard as those imposed on Representative under this Section 5.1(b); provided, however, this sentence shall not limit the requirements set forth in the last sentence of Section 8.2(e)(iii).  Representative shall be responsible for the actions of each Representative Disclosee as if such actions were taken by Representative, and shall be liable for any breach of, or failure to comply with, the terms of this Section 5.1, by Representative or any Representative Disclosee.

(c)                                  In the event that Representative or any Representative Disclosees are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the receiving party’s securities are listed or quoted) or by legal process to disclose any “Confidential Information” within the meaning of the Non-Disclosure Agreement or any other information concerning Parent or the Merger, Representative shall provide Parent with prompt notice of such request or requirement in order to enable Parent (i) to seek an appropriate protective order or other remedy, (ii) to consult with Representative with respect to Parent’s taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of the Non-Disclosure Agreement and this Agreement.  In the event that such protective order or other remedy is not obtained, or Parent waives compliance, in whole or in part, with the terms of the Non-Disclosure Agreement or this Agreement, Representative or Representative Disclosee shall use commercially reasonable efforts to disclose only that portion of such Confidential Information or other information which is legally required to be disclosed and to ensure that all information that is so disclosed will be accorded confidential treatment.

5.2                               Public Announcements.  Upon or following execution of this Agreement, Parent may issue a press release, announcing the transaction, and may make such other disclosures regarding the transaction as it reasonably and in good faith determines are required under applicable securities laws and regulatory rules; provided, however, that Parent shall provide a copy of such press release or disclosure to Representative at least one business day prior to issuance thereof and shall use its reasonable best efforts to incorporate the comments of Representative into such press release or disclosure.

5.3                               Consideration Spreadsheet.

(a)                                 The Company shall prepare and deliver to Parent a Stockholder payment spreadsheet (the “Payment Spreadsheet”), which shall be certified in writing as complete and accurate by the Chief Executive Officer and the Chief Financial Officer of the Company, setting forth the following information:

(i)                                with respect to each Effective Time Stockholder receiving Merger Consideration:

(A)                               the number of shares of Company Capital Stock of each class and series to be held by such Effective Time Stockholder as of immediately prior to the Effective Time (on a certificate-by-certificate basis and including certificate numbers);

(B)                               the portion of the Merger Consideration payable to such Effective Time Stockholder after the deduction of all items described herein in respect of all of the shares of Company Capital Stock held by such Effective Time Stockholder as of immediately prior to the Effective Time (on a certificate-by-certificate basis); which shall include (1) the amount of Initial Cash Payment to be received by such Effective Time Stockholder and (2) with respect to the Final Cash

Payment, the pro rata distribution allocation to be received by such Effective Time Stockholder upon the final determination of the aggregate amount of such Merger Consideration.

(C)                               the aggregate Liquidation Preference with respect to each series of Company Capital Stock held by such Effective Time Stockholder;

(D)                               the Pro Rata Percentage of such Effective Time Stockholder; and

(E)                                the address of such Effective Time Stockholder where all Merger Consideration payable to such Effective Time Stockholder pursuant to this Agreement shall be mailed by Representative and, if known by the Company, wire transfer information for each such Effective Time Stockholder.

(ii)                             with respect to each Change in Control Payment Recipient:

(A)                               the aggregate Change in Control Payment payable to such Change in Control Payment Recipient out of the Initial Cash Payment; and

(B)                               other than with respect to Change in Control Payments to be processed through payroll, the address of such Change in Control Payment Recipient where all Change in Control Payments payable to such Change in Control Payments pursuant to this Agreement shall be mailed and, if known by the Company, wire transfer information for each such Change in Control Payment Recipient.

(b)                                 The Company has prepared and delivered to Parent a flow of funds spreadsheet (the “Flow of Funds Spreadsheet” which together with the Payment Spreadsheet, shall constitute the “Consideration Spreadsheet”) which reflects (consistent with the information set forth in the Preliminary Closing Financial Statements, the other portions of the Consideration Spreadsheet, the Payoff Letters and any other Contracts applicable to the following payments): (i) the amounts payable to third parties (including each such third party’s wire instructions) for the full payment of the Transaction Expenses, including without limitation, the Change in Control Payments that remain outstanding at the Effective Time, and (ii) such other information as Parent reasonably requests.

(c)                                  The Company acknowledges and agrees that Representative and its agents shall be entitled to rely on the Consideration Spreadsheet for purposes of making any payments hereunder.

(d)                                 The Company shall prepare in good faith and shall have delivered an estimated Consideration Spreadsheet to Parent at least three (3) business days prior to the Closing Date.

5.4                               Fees and Expenses.  Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Parent or Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Parent whether or not the Merger is consummated, and (b) all fees, costs and expenses of the Company and Representative incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be obligations of the Effective Time Stockholders, which will either be paid by the Company prior to Closing or deducted from the Merger Consideration as set forth in this Agreement.  The Company shall deliver to Parent final invoices for all unpaid Transaction Expenses (collectively, the “Final Invoices”) at the Closing.

5.5                               Payoff Letter.  The Company shall obtain from each bank creditor an executed payoff letter in form and substance reasonably acceptable to Parent, no later than five business days prior to the Closing Date, setting forth: (a) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (b) upon payment of such amounts, a release of the Company and its Subsidiaries; and (c) the commitment of the creditor to release all Liens, if any, which the creditor may hold on any of the assets of the Company or any of its Subsidiaries prior to the Closing Date (each, a “Payoff Letter”).

5.6                               Tail Insurance; Indemnification.

(a)                                 Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under such directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the Company’s directors and officers in a form reasonably acceptable to Parent, which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the directors’ and officers’ liability insurance coverage currently maintained by the Company.  For the avoidance of doubt, neither Parent nor the Surviving Entity shall be obligated to make any premium payments in respect of any directors’ and officers’ liability insurance.

(b)                                 Parent and Merger Sub agree to cause the Surviving Entity to provide, and the Surviving Entity immediately following the Closing agrees to provide, in its governing documents, indemnification rights that are consistent with, and no less than favorable than, the indemnification rights set forth in the Company Organizational Documents, to any individual who was or is a party or is threatened to be made a party to any threatened, pending or completed Action, whether civil, criminal, administrative or investigative, by reason of his or her acting as a director, officer, employee or agent of the Company or any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, at or prior to the Effective Time (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”), against any losses, liabilities or expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in respect thereof.  Neither Parent nor the Surviving Entity shall settle, compromise or consent to the entry of judgment in any Action or investigation or threatened Action or investigation without the written consent of such Indemnified Person.

5.7                               Termination of Participating Employer Status.  Effective no later than the day immediately preceding the Closing Date, the Company shall terminate its participation in, and otherwise withdraw from (the “Participation Termination”), any and all Employee Plans and arrangements intended to include a Code Section 401(k) feature (each, a “Company 401(k) Plan”).  The Company shall timely notify Paychex, Inc. (“Plan Admnistrator”) of such Participation Termination and will take all corporate action reasonably necessary to effect such Participation Termination with Plan Administrator.  In the event that the distributions of assets from the trust of a Company 401(k) Plan terminated pursuant to a Participation Termination are reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent at least three (3) business days prior to the Effective Time and such amount shall not be taken into account for purposes of calculating the Closing Net Working Capital Amount.  To the extent consistent with the terms of the tax-qualified defined contribution retirement plan maintained by Parent (the “Parent 401(k) Plan”), Parent shall permit each participant who has an account balance under a Company 401(k) Plan (and is employed by Parent, the

Company or any its Subsidiaries) to rollover (whether by direct or indirect rollover, as selected by such participant) his or her “eligible rollover distribution” (as defined under Section 402(c)(4) of the Code) in the form of cash, a promissory note (in the case of loans) or any combination thereof from the Company 401(k) Plan to the Parent 401(k) Plan for which such participant is eligible to participate following the Closing.(1) In the case of any participant with an outstanding loan balance under the Company 401(k) Plan, Parent shall permit such participant to rollover such outstanding loan balance to the Parent 401(k) Plan through a direct rollover to the extent permissible thereunder.

5.8                               [Intentionally Deleted].

5.9                               Further Assurances.  Each Party, at the request of another Party, shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of Merger and the other transactions contemplated hereby.

5.10                        Tax Matters.

(a)                                 Tax Returns.  Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries which are first due after the Closing Date, and shall timely remit, or cause to be remitted, to the appropriate Governmental Authority all Taxes reflected on such Tax Returns. To the extent such Tax Returns are with respect to a taxable period ending on or before the Closing Date, or a taxable period beginning on or before and ending after the Closing Date, such Tax Returns shall be prepared consistent with past practices of the Company and its Subsidiaries unless otherwise required by applicable Law. Parent shall provide Representative with a copy of each such Tax Return at least 30 days prior to the due date for such Tax Return for Representative’s review and comment.  Parent shall make revisions to any such Tax Return as reasonably requested by Representative.  If there is a disagreement as to whether revisions requested by the Representative should be included in any such Tax Return, the disagreement shall be submitted to a nationally recognized independent accounting firm mutually agreed to by Representative and Parent for resolution (the expenses of which shall be shared equally between Parent, on the one hand, and Sellers, on the other hand).  Parent shall file such Tax Returns as finally prepared (including the resolution of the Unaffiliated Firm, if applicable).  The Parties agree that for federal income Tax purposes (and to the extent permitted, for other income Tax purposes), the taxable year of the Company beginning prior to the Closing Date shall close as of the close of business on the Closing Date and the Company shall join the consolidated group of which Parent is the parent for federal income Tax purposes beginning on the day after the Closing Date.

(b)                                 Cooperation.  Parent, the Company and Representative shall cooperate as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns, and any proceeding, investigation, audit or review by a Governmental Authority with respect to Taxes. Such cooperation shall include , upon request, the provision of records and information which are reasonably relevant to any such proceeding, investigation, audit or review and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Parent and the Surviving Entity agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations, and to abide by all record retention agreements entered into with any Taxing Authority and all legislation in respect of record retention requirements, and (ii) until the expiration of the applicable statute of limitations, to give Representative reasonable written notice prior to transferring, destroying or discarding

(1)  Note to Draft: Parent to confirm that its plan accepts rollovers (including loan balances).

any such books and records and, if Representative so requests, Parent or the Surviving Entity, as the case may be, will allow Representative to take possession of such books and records.

(c)                                  Transfer Taxes. All transfer, sales, use, value added, stamp, registration, documentary, real property transfer, stamp duty, land tax, or similar Taxes incurred as a result of the transactions contemplated in this Agreement shall be borne by Parent and Parent shall timely file all related Tax Returns.

(d)                                 Amendments.  Parent shall not, and shall not cause or permit any of its Affiliates or the Company or its Subsidiaries to, amend, file, re-file, revoke or otherwise modify any Tax Return or Tax election of the Company or any of its Subsidiaries with respect to tax periods that begin on or prior to the Closing Date.

(e)                                  Refunds.  Any Tax refunds (and interest, if any, received thereon) or benefit of crediting an overpayment (and interest, if any, received thereon) of Taxes that are received by or credited to the Parent, its Affiliates, the Company or its Subsidiaries, with respect to Taxes of the Company or any of its Subsidiaries with respect to a taxable period or portion thereof ending on or before the Closing Date, shall be for the account of the Effective Time Stockholders, and Parent shall pay or cause to be paid over to the Representative any such refund or benefit or credit (and any interest received with respect thereto) within thirty (30) Business Days after receipt or benefit thereof.  Parent, the Company and its Subsidiaries shall cause any losses, deductions and credits of the Company or its Subsidiaries relating to a taxable period or portion thereof ending on or before the Closing Date to first offset income and gain in the period or portion thereof to which they relate and thereafter carry them back to prior periods to the maximum extent permitted by Law prior to their being carried forward.  Parent, the Company and its Subsidiaries shall, upon the written request of Representative, promptly file or cause to be filed any Tax Return necessary to obtain a refund of Taxes.  Parent, the Company and its Subsidiaries shall seek refunds of Taxes in the event of having a choice of whether to seek refunds or to apply overpayments of Taxes against Tax Liability for periods or portions thereof beginning after the Closing Date.

(f)                                   Deductions.  The parties agree that payments made with respect to options, Change in Control Payments, other compensatory payments, indebtedness of the Company and Transaction Expenses, to the extent such payments give rise to Tax deductions, Tax losses and Tax credits or otherwise may offset taxable income or Tax under applicable Law, shall, to the maximum extent permitted by applicable Law, be considered to arise in a taxable period or portion thereof ending on or before the Closing Date and the provisions of this Agreement shall be interpreted and applied in a manner consistent therewith.

(g)                                  Post-Closing Matters. None of the Parent or any of its Affiliates (including the Company or any of its Subsidiaries) shall (i) enter, or permit or cause to be entered, into any transaction outside the ordinary course of business on the Closing Date after the Closing, (ii) file or permit or cause to be filed any election under Section 338 of the Code (or comparable provision of other Law) with respect to the transactions contemplated by this Agreement, or (iii) file any election to change the Tax status of any of the Company or its Subsidiaries with respect to any taxable period or portion thereof ending on or before the Closing Date.

(h)                                 Mitigation.  The parties agree to use reasonable efforts to obtain any certificate or other document from any Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could otherwise be imposed with respect to any taxable period or portion thereof ending on or before the Closing Date.

ARTICLE VI.
CLOSING DELIVERABLES

6.1                               Conditions to Obligations of Each Party.  The respective obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)                                 Stockholder Approval.  The Company shall have obtained and delivered to Parent duly executed written consents from holders of such number of outstanding shares of Company Capital Stock sufficient to represent the Required Stockholder Approval.

(b)                                 Regulatory Approvals.  All approvals, authorizations and consents of any Governmental Authority the failure of which to obtain would be material to Parent, the Company or their Subsidiaries, including but not limited to those set forth on Schedule 6.1, shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

6.2                               Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)                                 Employee Matters.  As of the Closing Date, all of the Employment Agreements with the employees set forth on Schedule 6.2(a) (the “Key Employees”) entered into concurrently with or prior to the execution and delivery of this Agreement shall be in full force and effect (subject to applicable law), the Key Employee shall have executed any other agreements contemplated by such Key Employee’s Employment Agreement, and no Key Employee shall have terminated, rescinded, or repudiated his or her Employment Agreement or notified Parent or the Company of such person’s intention of leaving the employ of Parent or the Surviving Entity, as applicable, following the Effective Time.

(b)                                 Proprietary Information and Inventions Assignment Agreement.  The Company shall have provided evidence reasonably satisfactory to Parent that, as of the Closing, each current employee of the Company has entered into and executed an employee proprietary information and confidentiality agreements and each current consultant and contractor has entered into and executed a consultant proprietary information and confidentiality agreements, as applicable.

(c)                                  Third Party Documents.  The Company shall have delivered to Parent the notices, consents, modifications, amendments, waivers, approvals and terminations described on Schedule 6.2(c) with respect to the Contracts set forth therein in a form reasonably acceptable to Parent.

(d)                                 Dissenting Shares.  Company Stockholders entitled to receive no more than three percent (3%) of the Merger Consideration otherwise payable to holders of Company Capital Stock by virtue of the Merger pursuant to the terms of this Agreement shall have exercised, or shall continue to have a right to exercise appraisal, dissenters’ or similar rights under Delaware Law with respect to their Company Capital Stock by virtue of the Merger.

(e)                                  Closing Deliveries of the Company.  Parent shall have received the following:

(i)                                the Closing Date Balance Sheet and the Closing Financial Statement;

(ii)                             the Consideration Spreadsheet

(iii)                          the duly executed Non-Competition Agreements with the persons set forth on Schedule 6.2(e)(iii);

(iv)                         option cancellation acknowledgments, substantially in the form attached hereto as Exhibit H, from each of the persons set forth on Schedule 6.2(e)(iv);

(v)                            the Final Invoices;

(vi)                         a certificate of the Secretary of the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, certifying and attaching: (A) the Company Organizational Documents, (B) the resolutions adopted by the Company Board of Directors and the Company Stockholders to approve this Agreement, the principal terms of the Merger, the Merger and the other transactions contemplated hereby, (C) if applicable, the resolutions adopted by the Company Board of Directors terminating the 401(k) Plan(s) in accordance with Section 5.7; and (D) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

(vii)                      letters of resignation and release, effective as of the Effective Time, substantially in the form attached hereto as Exhibit I of each director and officer of the Company;

(viii)                   a certificate from the Secretary of State of the State of Delaware and certifying that the Company is in good standing and that all applicable state franchise Taxes or fees of the Company through and including the date of the certificate have been paid;

(ix)                         FIRPTA documentation, including (A) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, in the form attached hereto as Exhibit L, dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice form to IRS on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in the form attached hereto as Exhibit J, dated as of the Closing Date and executed by the Company;

(x)                            the Payoff Letter(s), duly executed by each bank creditor of the Company;

(xi)                         evidence reasonably satisfactory to Parent of the termination of any and all Liens (other than Permitted Liens) on the assets of the Company and the Company Capital Stock; and

(xii)                      Change in Control Payment Releases by each person receiving a Change in Control Payment described on Schedule 6.2(e)(xii) in favor of Company in substantially the form attached hereto as Exhibit K;

(xiii)                   evidence reasonably satisfactory to Parent of the purchase of the D&O Tail in accordance with Section 5.6;

(xiv)                  evidence reasonably satisfactory to Parent that the Persons authorized to draw on or who have access to the accounts and/or safe deposit boxes set forth on Schedule 3.20 have had such authority removed; and

(xv)                     such other instruments and documents as Parent may request for the purpose of effectuating or evidencing the transactions contemplated by this Agreement.

(f)                                   Stockholder Approval.  The Company shall have obtained and delivered to Parent duly executed written consents from holders of outstanding shares of Company Capital Stock equal to the Required Stockholder Approval.

ARTICLE VII.
TERMINATION

7.1                               Termination.  Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Parent and, acting together, the Company and the Representative;

(b)                                 by Parent or Representative, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to October 31, 2015 or such later date, if any, as Parent and Representative agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) is not available to any party whose breach of any provision of this Agreement results in or causes the failure of the transactions contemplated by this Agreement to be consummated by such time; or

(c)                                  by Parent or Representative, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) is not available to any party whose breach of any provision of this Agreement results in or causes such Order, including causing it to become final and non-appealable.

The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(c)) shall give prompt written notice of such termination to the other party, detailing the basis for termination.

7.2                               Effect of Termination.  In the event of termination of this Agreement pursuant to Section 7.1 by either Parent or Representative, this Agreement will become void and have no effect, without any liability or obligation on the part of Parent, the Company or Representative, other than the provisions of Section 5.1, Section 5.2, this Section 7.2, Section 8.3, and Article IX, which will survive any termination of this Agreement; provided, however, that nothing herein will relieve any party from any liability for any pre-termination breach by such party of its covenants or agreements set forth in this Agreement.

ARTICLE VIII.
SURVIVAL; INDEMNIFICATION; REPRESENTATIVE

8.1                               Survival.

(a)                                 If the Merger is consummated, the representations and warranties of the Company set forth in this Agreement, or in any agreement, document, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing and the Effective Time and shall remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the Parties or their representatives, until 11:59 p.m. (Mountain time) on the date that is 12 months following the Closing Date (the “Survival Date”); provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement (i) each of the Fundamental Representations shall survive the Closing and the Effective Time and shall remain in full force and effect until the date that is three years following the Closing Date, regardless of any investigation or disclosure made by or on behalf of any of the Parties or their representatives (the survival period for each representation or warranty of the Company described above, the “Company Survival Period”); (ii) no right to indemnification under this Article VIII in respect of a breach of a representation or warranty of the Company set forth in this Agreement, or in any agreement, document, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby which is set forth in an Indemnification Claim delivered prior to the expiration of the applicable Survival Period shall be limited, restricted, impaired or otherwise affected by the expiration of the Survival Period applicable to such representation or warranty, and (iii) the expiration of the Survival Period of any representation or warranty of the Company set forth in this Agreement, or in any agreement, document, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby, shall not limit, restrict, impair or otherwise affect in any manner the rights of any Parent Indemnified Party under this Article VIII, or otherwise under applicable Laws, relating to, arising out of or in connection with intentional fraud, willful and knowing breach or intentional breach by the Company (or any Company Representative) in connection with this Agreement or the transactions contemplated hereby.

(b)                                 If the Merger is consummated, (i) the representations and warranties of the Parent and Merger Sub set forth in this Agreement, or in any agreement, document, certificate or other instrument required to be delivered by the Parent and/or Merger Sub under or pursuant to this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing and the Effective Time and shall remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the Parties or their representatives, until 11:59 p.m. (Mountain time) on the date that is 12 months following the Closing Date, regardless of any investigation or disclosure made by or on behalf of any of the Parties or their representatives (the survival period for each representation or warranty of the Company described above, the “Parent Survival Period”); (ii) no right to indemnification under this Article VIII in respect of a breach of a representation or warranty of the Parent or Merger Sub set forth in this Agreement, or in any agreement, document, certificate or other instrument required to be delivered by the Parent and/or Merger Sub under or pursuant to this Agreement or in connection with the transactions contemplated hereby which is set forth in an Indemnification Claim delivered prior to the expiration of the Parent Survival Period shall be limited, restricted, impaired or otherwise affected by the expiration of the Parent Survival Period applicable to such representation or warranty, and (iii) the expiration of the Parent Survival Period of any representation or warranty of the Company set forth in this Agreement, or in any agreement, document, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby, shall not limit, restrict, impair or otherwise affect in any manner the rights of any Parent Indemnified Party under this Article VIII, or otherwise under applicable Laws, relating to, arising out of or in connection with intentional fraud, willful and knowing breach or intentional breach by the Company in connection with this Agreement or the transactions contemplated hereby.

(c)                                  It is the express intent of the Parties that, if the applicable Survival Period for an item as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.  The Parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this

Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

(d)                                 Notwithstanding anything to the contrary, if, prior to the expiration of the survival period identified in this Section 8.1, an Indemnified Party makes a Claim for indemnification under this Agreement, then such Indemnified Party’s rights to indemnification under Section 8.2 for such Claim shall survive any expiration of such representation or warranty.

8.2                               Agreement to Indemnify.

(a)                                 Indemnification for the Benefit of Parent.  Subject to the limitations set forth in this Article VIII, from and after the Effective Time, each Effective Time Stockholder and Change in Control Payment Recipient (each a “Company Indemnitor” and collectively, the “Company Indemnitors”) shall severally, and not jointly, and in accordance with their respective Pro Rata Percentages, indemnify and hold harmless Parent, each of its Subsidiaries and other Affiliates (including the Surviving Entity) and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Parent or any of its Subsidiaries, and their respective agents and other representatives (collectively, the “Parent Indemnified Parties”) from, against and in respect of any and all Damages directly or indirectly paid, sustained or incurred by the Parent Indemnified Parties (or any of them) (regardless of whether or not such Damages relate to any Third Party Claims) and directly or indirectly relating to, arising out of or in connection with, any of the following:

(i)                                (A) any breach of any representation or warranty made by the Company or Representative in this Agreement (other than the Fundamental Representations) or any failure of any such representation or warranty to be true and correct, (x) as of the date hereof or (y) as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, or (B) any failure of any representation, warranty or certification made by the Company in any agreement, document, schedule, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby (other than with respect to Fundamental Representations) to be true and correct at and as of the date of such document, schedule, certificate or other instrument (solely for the purpose of determining Damages, and not breach, in the case of clauses “(A)” and “(B),” without giving effect to any qualifications based on the word “material” or similar phrases, including “Company Material Adverse Effect,” limiting the scope of such representation or warranty);

(ii)                             (A) any breach or failure of any Fundamental Representation made by the Company in this Agreement to be true and correct, (x) as of the date hereof or (y) as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date or (B) any failure of any Fundamental Representation (or certification in respect thereof) made by the Company in any agreement, document, schedule, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby to be true and correct at and as of the date of such document, schedule, certificate or other instrument (solely for the purpose of determining Damages, and not breach, in the case of clauses “(A)” and “(B),” without giving effect to any qualifications based on the word “material” or similar phrases, including “Company Material Adverse Effect,” limiting the scope of such representation or warranty);

(iii)                          any breach or non-fulfillment of any covenant or other agreement or obligation to be performed by the Company or Representative in this Agreement or in any other agreement, document, certificate or other instrument entered into or delivered by the Company or

Representative under or pursuant to this Agreement in connection with the transactions contemplated hereby;

(iv)                         any inaccuracy in the Consideration Spreadsheet, and any amounts paid or otherwise delivered by Representative to holders of Company Securities in excess of the portion of the Merger Consideration to which such holders are entitled in respect of such Company Securities pursuant to this Agreement;

(v)                            any Unpaid Pre-Closing Taxes, except to the extent included as liability in the Closing Net Working Capital Amount as determined pursuant to Section 1.8;

(vi)                         regardless of any disclosure of any matter set forth in the Disclosure Schedule, all Equityholder Matters; and

(vii)                      regardless of any disclosure of any matter set forth in the Disclosure Schedule, any intentional fraud, willful and knowing breach or intentional breach by the Company (or any Company Representative) in connection with this Agreement or the transactions contemplated hereby.

(b)                                 Indemnification for the Benefit of the Effective Time Stockholders and Change in Control Payment Recipients.  Subject to the limitations set forth in this Article VIII, from and after the Effective Time, Parent shall indemnify and hold harmless each Effective Time Stockholder and Change in Control Payment Recipient and each of their directors, officers, employees, Affiliates and other persons who control or are controlled by them, and their respective agents and other representatives (collectively, the “Company Indemnified Parties”) from, against and in respect of any and all Damages directly or indirectly paid, sustained or incurred by the Company Indemnified Parties (or any of them) (regardless of whether or not such Damages relate to any Third Party Claims) and directly or indirectly relating to, arising out of or in connection with, any of the following:

(i)                                (A) any breach of any representation or warranty made by the Parent or Merger Sub in this Agreement or any failure of any such representation or warranty to be true and correct, (x) as of the date hereof or (y) as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, or (B) any failure of any representation, warranty or certification made by the Parent or Merger Sub in any agreement, document, schedule, certificate or other instrument required to be delivered by the Parent or Merger Sub under or pursuant to this Agreement or in connection with the transactions contemplated hereby to be true and correct at and as of the date of such document, schedule, certificate or other instrument;

(ii)                             any breach or non-fulfillment of any covenant or other agreement or obligation to be performed by the Parent, Merger Sub or the Surviving Entity in this Agreement or in any other agreement, document, certificate or other instrument entered into or delivered by the Parent or Merger Sub under or pursuant to this Agreement in connection with the transactions contemplated hereby; and

(iii)                          any intentional fraud, willful and knowing breach or intentional breach by the Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby.

(c)                                  Limitations on Indemnification.

(i)                                Fraud, Willful and Knowing Breach, or Intentional Breach.  Notwithstanding anything to the contrary set forth in this Agreement, (A) nothing set forth in this Article VIII or elsewhere in this Agreement shall limit the liability of the Company Indemnitors for any breach of this Agreement if the Merger is not consummated (other than as a result of a breach of this Agreement by Parent and/or Merger Sub), (B) nothing set forth in this Article VIII or elsewhere in this Agreement shall limit any claim or cause of action under applicable Laws against, or the liability of, any Person committing (or complicit in the commission of) intentional fraud, willful and knowing breach or intentional breach of the Merger Agreement, it being understood that such Person shall be liable for, and shall indemnify and hold the Parent Indemnified Parties harmless for, any Damages suffered or incurred by the Parent Indemnified Parties, or any of them, directly or indirectly, relating to, arising out of or in connection with such intentional fraud, willful and knowing breach or intentional breach without giving effect to the limitations in this Section 8.2(c).

(ii)                             Cap.  Without limiting Section 8.2(c)(i), if the Merger is consummated, (A) the Company Indemnitors shall not be liable for any Damages indemnifiable pursuant to Sections 8.2(a)(i) and 8.2(a)(iii) in excess of the Final Cash Payment and the Parent Indemnified Parties are limited to seeking recovery therefore against the amount of the Final Cash Payment (“General Cap”); and (B) the Company Indemnitors shall not be liable for any Damages indemnifiable pursuant to Sections 8.2(a)(ii), 8.2(a)(iv), 8.2(a)(v), and 8.2(a)(vi) that, in the aggregate, exceed the Merger Proceeds; provided, however, that any successful Indemnification Claims under this Article VIII related to Damages indemnifiable pursuant to Section 8.2(a)(ii), 8.2(a)(iv), 8.2(a)(v),  and 8.2(a)(vi) shall not serve to reduce the amount of the General Cap.  The preceding restrictions set forth in this Section 8.2(c)(ii) shall not in any way limit or otherwise restrict any right in respect of any Indemnification Claims pursuant to or Section 8.2(a)(vii) or any other claims or causes of action under applicable Laws relating to, arising out of or in connection with intentional fraud, willful and knowing breach or intentional breach by the Company in connection with any representation, warranty, agreement or covenant contained this Agreement.

(iii)                          Baskets. Notwithstanding anything to the contrary set forth in this Agreement, but without limiting Section 8.2(c)(i), the Parent Indemnified Parties shall not be entitled to recover any Indemnification Claims under or pursuant to pursuant to Sections 8.2(a)(i) and 8.2(a)(iii), unless and until all Damages directly or indirectly paid, sustained or incurred by the Parent Indemnified Parties (or any of them) exceeds $30,000 (the “Damage Threshold”) in the aggregate, and if the aggregate of all Damages directly or indirectly paid, sustained or incurred by the Parent Indemnified Parties (or any of them) exceeds the Damage Threshold, then the Parent Indemnified Parties shall be entitled to indemnification for all such Damages in excess of the Damage Threshold; provided, however, that notwithstanding the foregoing, the preceding restriction set forth in this Section 8.2(b)(iii) shall not in any way limit or otherwise restrict any right in respect of Indemnification Claims pursuant to Section 8.2(a)(vii) or any other claims or causes of action under applicable Laws relating to, arising out of or in connection with intentional fraud, willful and knowing breach or intentional breach by the Company (or any Company Representative) in connection with this Agreement or the transactions contemplated hereby.

(iv)                         Tax Indemnification.  Notwithstanding anything to the contrary set forth in this Agreement, the Company Indemnitors will not be liable for any Taxes of the Company or any of its Subsidiaries with respect to any taxable period or portion thereof beginning after the Closing Date except (subject to the following proviso) to the extent such Taxes are Damages indemnifiable pursuant to Section 8.2(a)(ii) with respect to a breach of the representations or warranties set forth in Section 3.10 (“Section 3.10 Post-Closing Tax Damages”); provided, however, that in no event shall the Company Indemnitors be liable for any Section 3.10 Post-Closing Tax Damages to the extent that the breach of representation or warranty set forth in Section 3.10 that is asserted to give rise thereto was based on a position with respect to Taxes of the Company or any of its Subsidiaries, whether or not included in any Tax Return and whether or not written

(d)                                 Exclusive Remedy.  Subject to Section 8.2(c)(i), without limiting Parent’s rights (or the obligations of any Person) under any Contract (other than this Agreement) entered into in connection with this Agreement (including the Employment Agreements) or otherwise, if the Merger is consummated, the indemnification remedies set forth in this Article VIII shall be the sole and exclusive remedy of all Parent Indemnified Parties and Company Indemnified Parties against the Company Indemnitors or Parent, as applicable, relating to, arising out of or in connection with or with respect to (A) any of the matters referred to in Sections 8.2(a) and 8.2(b), or (B) a breach of this Agreement, in each case, other than equitable remedies (other than rescission remedies) and the Parties hereby waive and release any and all tort claims and causes of action that may relate to, arise out of, or are in connection with this Agreement, the consummation of the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement, in each case other than any claim relating to, arising out of or in connection with intentional fraud, willful and knowing breach or intentional breach.

(e)                                  Indemnification Procedures.

(i)                                If an Indemnified Party is of the opinion that it has or may acquire a right to indemnification under this Article VIII (each, an “Indemnification Claim”), such Indemnified Party may so notify Representative or Parent, as applicable (and in the event that indemnification is being sought hereunder directly from a Company Indemnitor, such Company Indemnitor) in a written notice, signed by such Indemnified Party, or any officer thereof (each, an “Officer’s Certificate”): (A) stating that such Indemnified Party has directly or indirectly paid, sustained or incurred any Damages, or reasonably anticipates that it will directly or indirectly pay, sustain or incur any Damages; (B) specifying in reasonable detail the individual items of Damages included in the amount so stated (and the method of computation of each such item of Damages, if applicable), the date each such item of Damages was paid, sustained or incurred, or the basis for such reasonably anticipated Damages; (C) providing a brief description in reasonable detail (to the extent available to such Parent Indemnified Party) of the facts, circumstances or events giving rise to each item of Damages based on such Parent Indemnified Party’s good faith belief thereof; and (D) stating the basis for indemnification under Section 8.2 to which such item of Damages is related.

(ii)                             If Representative or Parent, as applicable (or in the event that indemnification is being sought hereunder directly from a Company Indemnitor, such Company Indemnitor) shall not object in writing pursuant to Section 8.2(e)(iii) to any individual items of Damages set forth in an Officer’s Certificate delivered by Parent or Representative pursuant to Section 8.2(e)(i) within 30 calendar days after Parent’s or Representative’s (or such Company Indemnitor’s, as applicable) receipt of such Officer’s Certificate, then: (A) the applicable Indemnifying Party shall be conclusively deemed to have acknowledged and irrevocably consented, for and on behalf of the Company Indemnitors (with respect to Representative) or itself (with respect to a claim brought against a Company Indemnitor or Parent), (1) to the applicable Indemnified Party’s recovery of the full amount of all such items of Damages set forth in such Officer’s Certificate, and (2) if and to the extent necessary, and without further notice, to have stipulated to the entry of a final judgment for damages against the Company Indemnitors (with respect to a claim administered by Representative) or against the Indemnitor in question (with respect to a claim brought against a Company Indemnitor or Parent) for such items of Damages in any court having competent jurisdiction over the matter; (B) with respect to Indemnification Claims made by Parent Indemnified Parties that are resolved prior to the 12 month anniversary of the Closing Date, the Final Cash Payment shall be reduced by the amount of such Indemnification Claim; (C) with respect to Indemnification Claims made by the Parent Indemnified Parties that are resolved after to the 12 month anniversary of the Closing Date, (1) with respect to an Indemnification Claim administered by the Representative, within 10 Business Days after resolution thereof, Representative shall deliver, on behalf of the Company Indemnitors, the full amount of indemnifiable Damages set forth in such Officer’s Certificate, and (2) with respect to an Indemnification Claim brought against a Company Indemnitor, such

Indemnitor shall pay to the Parent Indemnified Parties, within 10 business days after resolution thereof, the full amount of indemnifiable Damages set forth in such Officer’s Certificate; and (D) with respect to Indemnification Claims made by Representative, within 10 Business Days after resolution thereof, Parent shall deliver (or cause to be delivered) to Representative, for distribution to the Company Indemnitors, the full amount of indemnifiable Damages set forth in such Officer’s Certificate.

(iii)                          In the event that Parent or Representative (or, in the event that indemnification is being sought hereunder directly from a Company Indemnitor, such Company Indemnitor) shall seek to contest any individual items of Damages set forth in an Officer’s Certificate received pursuant to Section 8.2(e)(i), the applicable Indemnifying Party shall notify Parent or Representative, as applicable, in writing, within 30 calendar days after receipt of such Officer’s Certificate, of the applicable Indemnifying Party’s objection, which notice shall set forth a brief description in reasonable detail of such Indemnifying Party’s basis for objecting to each item of Damages.  Upon receipt of such written notice of objection delivered pursuant to the preceding sentence, the applicable Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to the disputed items of Damages and the Indemnifying Parties’ representatives and agents shall be given reasonable access during Parent’s or Representative’s, as applicable, normal business hours as they may reasonably require to the books and records of the Surviving Entity or Representative, as applicable, for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Officer’s Certificate, subject, in the case of an Indemnitor, to the execution of a non-disclosure agreement in a form reasonably acceptable to the Parties.  If the Parties should so agree, a memorandum setting forth the agreement reached by the Parties with respect to such disputed items of Damages shall be prepared and signed by both Parties (a “Memorandum”), and (A) with respect to Indemnification Claims made by the Parent Indemnified Parties resolved prior to the 12 month anniversary of the Closing Date, the Final Cash Payment shall be reduced by the amount of such Indemnification Claim; (B) with respect to Indemnification Claims made by the Parent Indemnified Parties resolved after the 12 month anniversary of the Closing Date, (1) within 10 Business Days after resolution thereof, Representative shall deliver, on behalf of the Company Indemnitors, the full amount of indemnifiable Damages set forth in such Memorandum, and (2) with respect to an Indemnification Claim brought against a Company Indemnitor, such Indemnitor shall pay to the Parent Indemnified Parties, within 10 business days after resolution thereof, the full amount of indemnifiable Damages set forth in such Memorandum; and (C) with respect to Indemnification Claims made by Representative, within 10 Business Days after resolution thereof, Parent shall deliver (or cause to be delivered) to Representative, for distribution to the Company Indemnitors, the full amount of indemnifiable Damages set forth in such Memorandum.

(iv)                         If within 60 days after the applicable Indemnifying Party’s receipt of such Officer’s Certificate, and after good faith negotiations, the Parties are unable to agree on the rights of the respective Parties with respect to any disputed items of Damages set forth in an Officer’s Certificate, any Party may elect for such claim or dispute to be finally settled by binding arbitration in New York, New York in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment rendered upon the award may be entered in any court having personal jurisdiction over the judgment debtor.  Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Parent and Representative (or the applicable Company Indemnitor).  The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing Parties about the subject matter of the dispute.  The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator shall be final, binding, and conclusive upon (x) in the case of an Indemnification Claim administered by Representative or against Parent, the Parties (including all of the Parent Indemnified Parties and the Company Indemnitors), or (y) in the case of an Indemnification Claim brought against a Company Indemnitor, Parent and such Company Indemnitor, and Parent shall be entitled to act in accordance with such decision, and, if applicable (A) with respect to Indemnification Claims made by the Parent Indemnified Parties resolved prior to the 12 month anniversary of the Closing Date, the Final Cash Payment shall be reduced by the amount of such Indemnification Claim; (B) with respect to Indemnification Claims made by the Parent Indemnified Parties resolved after the 12 month anniversary of the Closing Date (1) with respect to an Indemnification Claim delivered to Representative, within 10 Business Days after the arbitrator’s decision is rendered, Representative shall deliver, on behalf of the Company Indemnitors, the full amount of indemnifiable Damages pursuant to such decision, and (2) with respect to an Indemnification Claim brought against an Indemnitor, such Indemnitor shall pay to the Parent Indemnified Party, within 10 business days after the arbitrator’s decision is rendered, the full amount of such indemnifiable Damages pursuant to such decision; and (C) with respect to Indemnification Claims made by Representative, within 10 Business Days after the arbitrator’s decision is rendered, Parent shall deliver to Representative, for distribution to the Company Indemnitors, the full amount of indemnifiable Damages pursuant to such decision.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), including attorneys’ and experts’ fees and costs awarded to the prevailing Party.  Until the termination of the arbitration proceedings, the fees and costs of the arbitrator shall be borne as follows: 50% shall be borne by Parent and 50% shall be borne proportionately by the Company Indemnitors and following the termination of the arbitration proceedings the fees and costs of the arbitrator shall be allocated and paid as directed by the arbitrator.

(f)                                   Payment of Indemnification Claims from the Final Cash Payment.

(i)                                Prior to the 12 month anniversary of the Closing Date, the Parent Indemnified Parties shall seek to recover amounts in respect of Indemnification Claims under this Agreement by reducing the Final Cash Payment by the amount of such Indemnification Claims prior to seeking to recover amounts in respect of such Indemnification Claims directly from any Indemnitor provided, however, that to the extent any amounts reduce the Final Cash Payment pursuant to Indemnification Claims brought pursuant to Sections 8.2(a)(ii), 8.2(a)(iv), 8.2(a)(v), 8.2(a)(vi) and 8.2(a)(vii), such recovered amounts shall not reduce the amount that the Parent Indemnified Parties may recover pursuant to Indemnification Claims pursuant to clauses Sections 8.2(a)(i) and 8.2(a)(iii).

(ii)                             Promptly after the Survival Date, Parent will notify Representative in writing of the amount that Parent determines in good faith to be necessary to satisfy all Indemnification Claims that have been asserted in accordance with the terms of this Agreement, but not resolved on or prior to 11:59 p.m. (Mountain time) on the Survival Date (each such claim a “Continuing Claim” and such amount, the “Retained Amount”).  Subject to Section 8.2(f)(iv), within 10 business days following the Survival Date, Parent shall deliver to Representative for distribution to the Company Indemnitors, an amount, if any, equal to (A) the amount of the Final Cash Payment as of the Survival Date (as reduced from time to time pursuant to the terms of this Agreement) minus (B) the Retained Amount, with each Indemnitor to receive a portion thereof equal to the product obtained by multiplying (1) the amount to be so released by (2) such Company Indemnitor’s Pro Rata Percentage of the Merger Proceeds.

(iii)                          Following the Survival Date, after resolution and payment of a Continuing Claim, Parent shall, subject to Section 8.2(f)(iv), promptly release the Retained Amount to Representative for distribution to the Company Indemnitors, in an amount equal to (A) the amount remaining in the Final Cash Payment as of the date of such resolution and payment minus (B) the amounts that Parent determines in good faith to be necessary to satisfy other Continuing Claims, with each Company Indemnitor to receive a portion thereof equal to the product obtained by multiplying

(1) the amount to be so released by (2) such Company Indemnitor’s Pro Rata Percentage of the Merger Proceeds.

(iv)                         With respect to any amount to be released from the Final Cash Payment to the Company Indemnitors pursuant to this Section 8.2(f)(iv): (A) if any Company Stockholder has not executed and delivered a properly completed Stockholder Transmittal Letter and surrendered such Company Indemnitor’s Company Stock Certificate in accordance with Section 2.2(b) (the “Payment Conditions”) prior to the delivery to Representative of any portion of the Final Cash Payment, then any amount that would otherwise be released to such Company Stockholder shall be held by Representative, without interest, until such Company Stockholder satisfies the applicable Payment Conditions; (B) any amount that would otherwise be released to an Indemnitor shall be subject to Section 2.2(d); and (C) each distribution to be made from the Final Cash Payment to a particular Company Stockholder shall be effected in accordance with the payment delivery instructions set forth in such Company Stockholder’s Stockholder Transmittal Letter (unless Representative or the Company Stockholder provides Parent with written updated payment delivery instructions no later than the date that is two Business Days after the Survival Date).

(g)                                  Company Indemnitors.  Notwithstanding any provision of this Agreement, the Charter or Bylaws of the Company, or in any agreement between the Company and any Company Indemnitor to the contrary entered into prior to the Closing, in no event shall the Surviving Entity, as the successor in interest to the Company by virtue of the Merger, or Parent, be obligated to reimburse, contribute, indemnify or hold harmless any Company Indemnitor in its capacity as a former holder of Company Securities for or in connection with any Damages or obligations of the Company under this Section 8.2(g).

(h)                                 Third Party Actions.  In the event any Action is instituted against an Indemnified Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), such Indemnified Party will, promptly after receipt of notice of any such Action, notify Parent or Representative (or, in the event indemnification is being sought hereunder directly from a Company Indemnitor, such Company Indemnitor) of the commencement thereof.  The failure to so notify the applicable Party of the commencement of any such Action will relieve the Indemnifying Party from liability in connection therewith to the extent that such failure materially and adversely affects the defense of such Action.  The Indemnifying Party shall have the right, in its sole discretion, to control the defense and settlement of such Action; provided, however, that the Indemnified Party and its counsel (at the sole expense of such Indemnified Party) may participate in (but not control the conduct of) the defense of such Action; provided further that, in the event the Indemnifying Party chooses not to control the defense and settlement of such Action, except with the consent of the Indemnifying Party, no settlement of any such Action with third party claimants shall be made.  In the event that the Indemnifying Party has consented to any such settlement, the Indemnifying Party shall have no power or authority to object under any provision of this Article VIII to the amount of any such Indemnification Claim against the Final Cash Payment, or against the Indemnifying Party directly, as the case may be, with respect to such settlement.

(i)                                     Treatment of Indemnification Payments.  The Parties agree to treat (and cause their Affiliates to treat) any payments received pursuant to Section 8.2 as adjustments to the Merger Consideration for all Tax purposes, to the maximum extent permitted by applicable Laws.

(j)                                    Reliance.  No Parent Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement set forth in this Agreement or the Related Agreements in order for such Parent Indemnified Party to be entitled to indemnification hereunder except in the case of a claim for intentional fraud.

8.3                               Representative.  As a result of the approval of this Agreement and the transactions contemplated hereunder by the Company Stockholders, the Company Indemnitors hereby appoint Representative as their true and lawful agent, proxy and attorney-in-fact, to execute and deliver this Agreement and exercise all or any of the powers, authority and discretion conferred on him or her under this Agreement.

(a)                                 Powers of Representative.

(i)                                Representative shall have and may exercise all of the powers conferred upon him or her pursuant to this Agreement, which shall include:

(A)                               The power to execute any agreement or instrument in connection with the transactions contemplated hereby for and on behalf of the Indemnitors;

(B)                               The power to give or receive any notice or instruction permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Indemnitor, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction that is not limited to claims against the Final Cash Payment, which notice must be given to each Indemnitor individually, as applicable), and to take any and all action for and on behalf of Indemnitors, and each of them, under this Agreement or any other such agreement, document or instrument;

(C)                               The power to give or receive any notice or instruction permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Indemnitor, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction that is not limited to claims against the Final Cash Payment, which notice must be given to each Indemnitor individually, as applicable), and to take any and all action for and on behalf of Indemnitors, and each of them, under this Agreement or any other such agreement, document or instrument;

(D)                               The power to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnitors;

(E)                                The power to review, negotiate and agree to and authorize any payments from the Final Cash Payment or otherwise in satisfaction of any payment obligation, in each case, on behalf of the Indemnitors, as contemplated thereunder;

(F)                                 The power to waive any terms and conditions of this Agreement providing rights or benefits to the Indemnitors (other than the payment of the portion of the Merger Consideration that is payable or otherwise deliverable as of the Closing Date in accordance with the terms hereof and in the manner provided herein); and

(G)                               The power to take any actions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as Representative reasonably believes are in the best interests of the Indemnitors;

provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, the powers conferred above shall not authorize or empower Representative to settle any Indemnification

Claim to the extent such settlement provides for the direct recovery of Damages by a Parent Indemnified Party from any Indemnitor (i.e., beyond the Final Cash Payment).

(b)                                 Representations of Representative.  Representative hereby represents and warrants to Parent and Merger Sub as follows:

(i)                                Representative has all necessary limited partnership power and authority to execute and deliver this Agreement and to carry out his, her or its obligations hereunder and thereunder.

(ii)                             This Agreement has been duly executed and delivered by Representative and, assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and the Company, constitutes the valid and legally binding obligation of Representative, enforceable against Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles and the laws of agency.

(c)                                  Representative Procedures upon Receipt of Indemnification Claims. Representative shall have the discretion to take such action as he or she shall determine to be in the best interest of all of the Company Indemnitors, including authorizing the distribution to any Parent Indemnified Party of any portion of the Final Cash Payment; provided, however, that, in any event, all Company Indemnitors are treated in substantially the same manner.

(d)                                 Notices.  Any notice given to Representative following the Closing will constitute notice to each and all of the Indemnitors at the time notice is given to Representative.  Any action taken by, or notice or instruction received from, Representative will be deemed to be action by, or notice or instruction from, each and all of the Indemnitors.  Except as otherwise set forth herein, Parent, Merger Sub, the Company and the Surviving Entity may, and Parent will, disregard any notice or instruction received from any one or more individual Indemnitors.

(e)                                  Agreement of Representative.  Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement.

(f)                                   Limitation on Liability.  Representative shall not be liable to any Indemnitor for any act done or omitted hereunder as Representative while acting in good faith and without gross negligence or willful misconduct.  The Company Indemnitors shall severally, based on their respective Pro Rata Percentages (but not jointly), indemnify and defend Representative and hold Representative harmless against any Damages (each, a “Representative Loss”) relating to, arising out of or in connection with the acceptance or administration of Representative’s duties hereunder, in each case as such Representative Loss is suffered or incurred; provided that in the event it is finally determined by a court of law that such Representative Loss or any portion thereof was primarily caused by the gross negligence or willful misconduct of Representative, Representative will reimburse the Indemnitors the amount of such indemnified Representative Loss attributable to such gross negligence or willful misconduct.  If not paid directly to Representative by the Indemnitors, any such Representative Loss may be recovered by Representative from the amounts in the Final Cash Payment at such time as remaining amounts held in the Final Cash Payment would otherwise be distributable to the Indemnitors; provided, that while this section allows Representative to be paid from the Final Cash Payment, this does not relieve the Indemnitors from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent Representative from seeking any remedies available to it at law or otherwise.  In all questions arising under this Agreement, Representative will not be liable to the Company

Stockholders who hold securities at or prior to the Effective Time for anything done or omitted while acting in good faith and without gross negligence or willful misconduct.

(g)                                  Representative Expense.  At Closing, as set forth on the Consideration Spreadsheet, the Effective Time Stockholders and the Change in Control Payment recipients and agree that $50,000.00 (the “Representative Holdback Amount”) of the Initial Payment shall be placed into a segregated bank account of Representative. Representative shall have the right to recover, at its sole discretion, from the Representative Holdback Amount, any amounts to which it is entitled pursuant to the expense reimbursement and indemnification provisions of this Section 8.3.  In addition, and to the extent the Representative Holdback Amount is exhausted, Representative may withhold fees and expenses reasonably incurred by Representative in the execution of its responsibilities hereunder from the amounts otherwise payable to the Indemnitors pursuant to Section 2.1(b)(i).

8.4                               Reliance on Representative.  Parent and its respective Affiliates (including, after the Effective Time, the Surviving Entity) shall be entitled to rely on the appointment of Representative and treat such Representative as the duly appointed attorney-in-fact of each Indemnitor and as having the duties, power and authority provided for in this Agreement.  Neither Parent nor any of its Affiliates (including, after the Effective Time, the Surviving Entity) shall be liable to any Indemnitor for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by Representative.  No resignation of Representative shall become effective unless at least 30 days’ prior written notice of the replacement or resignation of such Representative shall be provided to Parent.  Parent and its respective Affiliates (including, after the Effective Time, the Surviving Entity) shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received.  The Indemnitors who represent a majority in interest in the Final Cash Payment may remove Representative by a written instrument delivered to Representative, Parent and the Company, and, in such event and also if Representative shall be unable or unwilling to serve in such capacity, its successor who shall serve and exercise the powers of Representative hereunder shall be appointed by a written instrument signed by the Effective Time Stockholders who represent a majority in interest in the Final Cash Payment delivered to Parent.

ARTICLE IX.
MISCELLANEOUS

9.1                               Definitions.  The terms used in this Agreement shall have the meanings ascribed thereto in this Section 9.1 and elsewhere in this Agreement.  When a term is used but not defined in a Schedule or Appendix to this Agreement, it shall have the meanings ascribed thereto in this Agreement.

“Action” shall mean any private or governmental action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint, proceeding or demand.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.  Notwithstanding the foregoing, any Person constituting a portfolio investment of any of the Company Stockholders that are venture capital investors shall not be considered an Affiliate of the Company solely as a result of such relationship.

“Change in Control Payments” shall mean an amount equal to the sum of (a) any severance, retention, bonus, consent fee, profit sharing payment or other similar payment payable to any Employee by the Company under any Contract, Employee Plan, Management Carve Out Agreement, or pursuant to applicable Laws, excluding the cash-out of accrued vacation and payroll obligations of the Company as of the Closing to the extent included as a liability on the Preliminary Closing Date Balance Sheet; (b) any obligations of the Company with respect to forgiveness of Indebtedness owed to the Company; (c) any increase of any benefits otherwise payable by the Company or its Subsidiaries to the extent arising from contracts with, or actions by, the Company at or prior to the Closing; and (d) any Employment Taxes related to amounts referred to in clause (a), in each case of the foregoing clauses (a) — (d), that have or will be payable in connection with the Closing or that are or may become payable or effective as a result of the execution and delivery of this Agreement by the Company or the consummation of the Merger or any other transactions contemplated hereby (either alone or in connection with any other event (including the termination of employment) contingent or otherwise and whether or not due upon notice, the passage of time or otherwise); provided, however, that for the avoidance of doubt, no amount included in this definition that would otherwise be included in the definitions of Indebtedness or Company Transaction Expenses shall be counted more than once in connection with the calculation of Damages or the Closing Line Items under this Agreement.

“Change in Control Payment Recipients” shall mean recipients of a Change in Control Payment.

“Closing Net Working Capital Amount” shall mean, for the Company, as of a particular date of determination, all Current Assets minus all Current Liabilities, in each case as determined in accordance with GAAP.

“Closing Cash Amount” shall mean the aggregate value, without duplication, of all cash and cash equivalents of the Company and its Subsidiaries, taken as a whole, as of the Effective Time.

“Closing Cash Deficit” shall mean an amount, if any, by which the Closing Cash Amount is less than the Closing Cash Target.

“Closing Cash Surplus” shall mean an amount, if any, by which the Closing Cash Amount is greater than the Closing Cash Target.

“Closing Cash Target” means $300,000.

“Closing Net Working Capital Deficit” shall mean an amount, if any, by which the Closing Net Working Capital Amount is less than $0.

“Closing Net Working Capital Surplus” shall mean an amount, if any, by which the Closing Net Working Capital Amount is greater than $0.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

“Company Capital Stock” shall mean all capital stock of the Company, including Company Common Stock and Company Preferred Stock.

“Company Common Stock” shall mean the common stock of the Company, par value $0.001 per share.

“Company Debt” shall mean all Indebtedness of the Company as of immediately prior to the Closing.

“Company Intellectual Property” shall mean any and all Intellectual Property that is owned or held for use by, purported to be owned or held for use by, or exclusively licensed to Company.

“Company Material Adverse Effect” shall mean any change, event, circumstance or effect (any such item, an “Effect”) that, individually or in the aggregate when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities, or results of operations of the Company taken as a whole, other than any Effect to the extent resulting from (A) changes in general economic conditions, (B) earthquakes, floods, hurricanes, tornadoes, natural disasters or other acts of nature, (C) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof or (D) any action taken at the written request of Parent or Merger Sub (but only, in the case of the foregoing clauses (A), (B) and (C) to the extent that such Effects do not have a disproportionate impact on the Company relative to the other participants similar to the Company in the industries in which the Company operates).

“Company Options” shall mean all issued and outstanding options, whether vested or unvested, to acquire shares of Company Common Stock.

“Company Preferred Stock” shall mean, collectively, the Company Series A-1 Preferred Stock, and the Company Series B-1 Preferred Stock.

“Company Products” shall mean all products, services or other offerings developed (including products, services and other offerings for which development is ongoing), manufactured, made commercially available, marketed, distributed, hosted, supported, sold, imported for resale or licensed out by or on behalf of the Company since its inception, or which the Company intends to manufacture, make commercially available, market, distribute, host, support, sell, import for resale, or license out within 12 months after the date hereof, including any software, plugins, libraries and APIs, and all platforms, systems, equipment, and infrastructure used in an y manner to operate or facilitate such development, manufacture, making available, marketing, distribution, hosting, support, sale, importation or licensing out.

“Company Securities” shall mean all securities of the Company, including all Company Capital Stock, Company Options, Company Warrants, and all other securities that are convertible into, or exercisable or exchangeable for, securities of the Company.

“Company Series A-1 Preferred Stock” shall mean the Company Preferred Stock designated “Series A-1 Preferred Stock” in the Charter, par value $0.001 per share.

“Company Series B-1 Preferred Stock” shall mean the Company Preferred Stock designated “Series B-1 Preferred Stock” in the Charter, par value $0.001 per share.

“Company Series A-1 Liquidation Preference” shall mean the aggregate amount payable to all shares of Series A-1 Preferred Stock outstanding as of immediately prior to the Effective Time in accordance with Article Fourth, Section B.3(b) of the Charter.

“Company Series B-1 Liquidation Preference” shall mean the aggregate amount payable to all shares of Series B-1 Preferred Stock outstanding as of immediately prior to the Effective Time in accordance with Article Fourth, Section B.3(a) of the Company Charter.

“Company Stock Plan” means the RateIntegration, Inc. Omnibus Stock Plan, as amended.

“Company Stockholders” shall mean all holders of Company Capital Stock.

“Confidential Information” shall mean information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, devices, flow charts, formulas, know-how, methods, processes, programs, prototypes, schematics, systems and techniques.

“Contract” shall mean any written or oral contract, agreement, arrangement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Copyright” shall mean all: (i) rights associated with published and unpublished works of authorship, including all registered and unregistered copyrights in both published works and unpublished works (including, for avoidance of doubt, computer software, audiovisual works, collective works, compilations, derivative works, literary works, and sound recordings); and (ii) all rights in mask works; and (iii) all rights of attribution and integrity and other moral rights of an author of any such works.

“Current Assets” means the assets of the Company set forth on Schedule 9.1(a) under the heading “Current Assets.”  For the avoidance of doubt, Current Assets shall not include cash in the amount of the Closing Cash Target.

“Current Liabilities” means the liabilities of the Company set forth on Schedule 9.1(a) under the heading “Current Liabilities.”  For the avoidance of doubt, Current Liabilities shall not include Company Debt or Transaction Expenses.

“Damages” shall mean the amount of (i) any direct, indirect, incidental or other damage, loss, Liability, claim, deficiency, judgment, fine, penalty, interest, cost, fees or other expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses) paid, sustained or incurred by an Indemnified Party, (ii) any and all reasonable fees and costs of enforcing the Indemnified Party’s rights under this Agreement, and (iii) and all reasonable fees and costs of defending any Third Party Claims; provided, however, that Damages shall not include any diminution or limitation of or on any Tax attribute or consequential, punitive or exemplary damages (except, in the case of punitive and exemplary damages, to the extent such damages are sought in a Third Party Claim).

“Databases” shall mean databases, data compilations and collections, and technical data.

“Delaware Law” shall mean the DGCL and all other Laws of the State of Delaware.

“DOL” shall mean the United States Department of Labor.

“Effective Time Stockholder” shall mean each holder of a share of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Employee” shall mean any current or former or retired employee, consultant, independent contractor or director of the Company and each ERISA Affiliate.

“Employee Agreement” shall mean each written employment, change in control, severance, consulting, engagement, retainer, golden parachute, relocation, repatriation, expatriation, or other agreement or contract between the Company or any ERISA Affiliate, on the one hand, and any Employee, on the other hand and with respect to which the Company or any Subsidiary or ERISA Affiliate reasonably could have any Liability or obligation.

“Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement, whether or not written, whether funded or unfunded, that involves any (a) Employee Agreement; (b) bonus, commission, incentive, change of control, deferred compensation, performance awards, stock or stock related awards, phantom stock, commission, retirement, profit sharing, or pension benefits; or (c) welfare or “fringe” benefits, including, without limitation vacation, severance, disability, medical, hospitalization, dental, life, vision and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, or other benefits, including without limitation any “employee benefit plan” within the meaning of Section 3(3) of ERISA which the Company or any Subsidiary or ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to or otherwise under which could have any Liability or obligation.

“Employment Taxes” shall mean, without duplication, the employer portion of any employment, payroll or similar Taxes payable with respect to any bonuses, accrued but unpaid vacation or paid time off balances or other compensatory payments made directly in connection with the transactions contemplated by this Agreement.

“Equityholder Matters” shall mean (a) any Dissenting Share Payments and any Damages relating to, arising out of or in connection with the Dissenting Shares or Dissenting Share Payments, and (b) any other claim by any current or former securityholder of the Company or any other Person (i) relating to, arising out of or in connection with the Merger, this Agreement or the transactions contemplated hereby, including the allocation of the Merger Consideration or (ii) asserting, alleging or seeking to assert rights with respect to Company Securities, including any claim asserted, based upon or related to (A) the ownership or rights to ownership of any Company Securities, (B) any rights of a Shareholder of the Company, including any rights to securities, preemptive rights or rights to notice or to vote securities, (C) any rights under the Company Organizational Documents and (D) any claim that such Person’s equity securities were wrongfully repurchased by the Company, in each case with respect to this clause “(b),” except for the right following the Closing and in compliance with the terms of this Agreement of a Company Stockholder to receive such Shareholder’s portion of the Merger Consideration as provided herein and set forth on the Consideration Spreadsheet.

“Environmental Laws” shall mean any Law (whether domestic or foreign) relating to (a) releases or threatened release of Hazardous Substances, (b) pollution or protection of employee health or safety, public health or the environment or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any other current or former Person or entity under common control with the Company or that, together with the Company could be deemed a “single employer” within the meaning of Section 4001(a)(14) or 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Fundamental Representations” shall mean the representations and warranties of the Company set forth in Sections 3.1 (Authority), 3.4 (Organization and Standing), 3.5 (Capitalization), 3.6 (Subsidiaries); 3.10 (Taxes) and 3.24 (Brokers and Finders).

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” shall mean any U.S. federal, state, municipal or local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Hazardous Substance” shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and regulations promulgated thereunder.

“Indebtedness” shall mean all Liabilities (including any applicable interest and premiums, penalties, fees, expenses, breakage costs, payments resulting from or arising out of a change of control, or repayment costs (including with respect to any prepayment or termination thereof (regardless if any of such are actually paid or terminated) or any increased amount owed thereunder in connection with the transactions contemplated hereby), in each case with respect to the following) (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), or (iv) in the nature of guarantees of the obligations described in the preceding clauses (i)—(iii), inclusive, of any other Person.  For the avoidance of doubt, any termination or other fee payable by the Company in connection with the termination of any Indebtedness shall constitute Indebtedness.

“Indemnified Party” means any Party entitled to indemnification pursuant to Article VIII.

“Indemnifying Party” means any Party required to provide indemnification to another Party pursuant to Article VIII.

“Intellectual Property” shall mean any of the following and all rights in, arising out of, and associated with any of the following throughout the world: (i) Trademarks; (ii) Patents; (iii) Copyrights; (iv) Trade Secrets, (v) Net Names, (vi) Databases, and (vii) all other rights analogous to any of the foregoing in any jurisdiction throughout the world.

“Inventions” shall mean inventions, discoveries, improvements, business methods, compositions of matter, machines, methods, ideas, formulae, compositions, designs, and processes and new uses for any of the foregoing (whether or not patentable and whether or not reduced to practice).

“International Employee Plan” shall mean each Employee Plan that has been adopted or maintained by the Company or any Subsidiary or ERISA Affiliate, whether informally or formally, or with respect to which the Company or any Subsidiary or ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to the Company, the actual knowledge of Thomas Thekkethala, Donald Stone, Dallas Wrege and Aditi Das, as well as the knowledge such individuals would have after reasonable investigation and inquiry of the Company’s management, directors, officers, and the Key Employees who would reasonably be expected to have knowledge of the matter in question.

“Laws” shall mean federal, state, municipal or local, foreign, supranational or other laws, statutes, constitutions, treaties, principles of common law, directive, standard ordinances, codes, edicts resolutions, promulgations, rules, regulations, orders, judgments, rulings, writs, injunctions, decrees, or any other similar legal requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” shall mean, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities and obligations related to Indebtedness or Guarantees, costs, expenses, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations and all other liabilities and obligations of such Person or any of its Subsidiaries or Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

“Lien” shall mean any lien, statutory lien, pledge, mortgage, Security Interest, charge, claim, encumbrance, easement, right of way, covenant, restriction, right, option, conditional sale or other title retention agreement of any kind or nature.

“Liquidation Preference” shall mean the aggregate Company Series B-1 Liquidation Preference and the aggregate Company Series A-1 Liquidation Preference.

“Management Carve Out Agreement” shall mean the Management Carve-Out Agreements between the Company and each of Malabar Capital LP, Thomas Thekkethala, Donald Stone, Dallas Wrege, Charles Viles, Adam Greene, Alex von Cramm and David Dey.

“Merger Proceeds” shall mean the aggregate amount of the Initial Cash Payment and Final Cash Payment payable to all Company Indemnitors as of the Closing.

“Net Name” shall mean all rights in internet domain names, uniform resource locators and other web addresses and sites, as well as all user names and other identifiers and credentials of any type on any social network or other online or mobile service, application, or network.

“Off The Shelf Code” shall mean any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than U.S. $5,000 on an annual basis.

“Open Source License” shall mean: (i) any so called “open source,” “copyleft,” “freeware,” or “general public” license (including, any version of the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), the GNU Affero General Public License, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), IBM Public License, or the Apache License); (ii) any license that is listed at, or substantially similar to those listed at http://www.opensource.org/licenses/; and (iii) any license that (a) requires the licensor to permit reverse engineering of the licensed technology (such as software) or other technology incorporated into, derived from, or distributed with such licensed technology or (b) requires the licensed technology or other technology incorporated into, derived from, or distributed with such licensed technology (1) to be distributed in source code form, (2) to be licensed for the purpose of making modifications or derivative works, or (3) to be distributed at no charge.

“Patents” shall mean all rights (other than Trade Secrets) in, arising out of, or associated with Inventions, including all patents, patent applications and Inventions (and related invention disclosures) that may be patentable, including any renewals, reissues, continuations, continuation-in-part, divisions, revisions, extensions or reexaminations thereof.

“Pension Plan” shall mean each Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Permits” shall mean all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals.

“Permitted Liens” means (i) Liens for Taxes or governmental assessments not yet due and payable or for Taxes or governmental assessments being contested in good faith through appropriate proceedings for which adequate accruals or reserves have been established in accordance with GAAP on the Financial Statements; and (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent, for which adequate accruals or reserves have been established on the Most Recent Balance Sheet.

“Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Personal Information” shall mean any information or data that alone or in combination with other information or data can in any manner be used to directly or indirectly identify a specific Person, computer, device, or application (including by means of an advertisement or other content) and any other information or data (regardless of whether it alone can be used to identify a specific Person, computer, device, or application) that is stored, managed, associated with, or made available in connection with such information or data.  Personal Information includes all information and data used to develop any profile or record of any Person, computer, device, or application or the activities of any Person, computer, device, or application, to predict or infer the preferences, interests, or other characteristics of any computer, device, or application, or any user thereof, or to target or direct advertisements, marketing, sales, or other content to any Person computer, device, or application.  Personal Information further includes all information and data with respect to employees and individual contractors of the Company.

“Privacy Legal Requirement” shall mean (a) all applicable Laws and contractual obligations related to data privacy, data security and marketing including applicable laws implementing the European Union Data Protection Directive (including the U.S.-European Union and U.S.-Swiss Safe Harbor programs administered by the Department of Commerce) and the European Union Directive on Privacy and Electronic Communications, as amended, and including requirements set forth in guidelines published by the regulatory bodies such as the Federal Trade Commission, Federal Communications Commission, Department of Commerce, and applicable European Union data protection authorities; (b) the privacy policies of the Company and any public statements that the Company or its vendors or suppliers have made regarding their privacy policies and practices; (c) privacy policies and practices of the Company’s vendors and providers and other third party privacy policies and practices that the Company has been or is otherwise obligated to comply with; (d) any rules of any applicable industry or other self-regulatory organizations in which the Company is or has been a member and/or that the Company is or has otherwise been obligated to comply with; and (e) any applicable published industry best practices or other standards, guidelines, or principles relating to privacy or data security (including the PCI Data Security Standard, the Network Advertising Initiative’s Self Regulatory Code of Conduct, the Digital Advertising Alliance’s Self Regulatory Principles, and all guidelines, rules and principles of the Direct Marketing Association).

“Pro Rata Percentage” shall mean, with respect to each Company Indemnitor, a percentage equal to the quotient obtained by dividing (a) the aggregate amount of the Initial Cash Payment (after giving effect to any additions or deductions set forth in Section 1.7(a)) and Final Cash Payment payable to such Indemnitor as of the Closing (whether as Merger Consideration (payable to such Indemnitor as a holder of Company Capital Stock) or as Change in Control Payment) by (b) the aggregate amount of the Initial Cash Payment and Final Cash Payment payable to all Company Indemnitors as of the Closing.  For purposes of clarity, the sum of all “Pro Rata Percentages” of all Company Indemnitors shall at all times equal one.

“Related Agreements” shall mean (i) this Agreement, (ii) the Non-Disclosure Agreement, (iii) the Employment Agreements, and (iv) all other agreements, consents, instruments and certificates entered into by the Company or any of the Stockholders or employees in connection with the transactions contemplated herein.

“Related Party” shall mean any current Stockholder, Employee, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act).

“Security Interest” shall mean any mortgage, security interest, pledge, encumbrance, restriction on the right to sell or dispose (and in the case of securities, vote) or lien (whether arising by contract or by operation of law and whether voluntary or involuntary).

“Standard NDAs” shall mean Company’s standard form non-disclosure or confidentiality agreements for use with Persons in the ordinary course of business that provide no more than limited use rights of Trade Secrets.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its subsidiaries or (ii) such party, corporation or organization or any other subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any subsidiary of such party does not have a majority of the voting interest in such partnership).

“Survival Period” means, as applicable, the Company Survival Period or the Parent Survival Period.

“Tax” or “Taxes” shall mean (i) all federal, state, local or foreign taxes or similar charges, imposts, levies or assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, escheat, excise, severance, stamp, occupation, property and estimated taxes, and customs duties, together with any interest, penalties, fines, additions to Tax or additional amounts (whether disputed or not) imposed by any Taxing Authority, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or otherwise by operation of law or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Return” shall mean any return, report, information statement, estimated return or claim for refund filed or required to be filed with a Taxing Authority (including any elections, declarations, schedules, statements or attachments thereto, and any amendment thereof).

“Taxing Authority” shall mean the IRS or any other governmental body (whether state, local or foreign) responsible for the administration of any Tax.

“Trademarks” shall mean words, names, symbols, devices, designs, and other designations or identifiers, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, trade names, trade dress, trademarks and service marks, whether registered or unregistered.

“Trade Secrets” shall mean all know-how, trade secrets, confidential information, proprietary information, or other information that is not generally known or readily ascertainable through proper means, including all customer lists, software, algorithms, programs, technical information, data, ideas, designs, processes, formulas, methods, technology, systems, plans, drawings and blue prints, and all rights in, arising out of, or associated therewith, including, as applicable Personal Information collected or retained by the Company.

“Transaction Expenses” shall mean, without duplication, to the extent unpaid immediately prior to the Effective Time, (i) all fees, costs and expenses (whether or not billed or invoiced prior to the Effective Time), including any and all legal, accounting, tax, consulting, investment banking, financial advisory, and brokerage fees, costs and expenses, and agents’ commission, incurred by the Company or any other Person (for which the Company may pay or reimburse others or may otherwise be obligated to pay or reimburse others or may be or may become liable) in connection with this Agreement, the Merger or any of the transactions contemplated hereby, (ii) all amounts paid or payable by the Company to Representative in its capacity as Representative, (iii) all Change in Control Payments, (iv) any of the fees, costs and expenses set forth on the Consideration Spreadsheet, (v) the cost of the D&O Tail, (vi) all Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code, and (vii) any Employment Taxes, if any, required to be paid by Parent (on behalf of the Company), the Company or the Surviving Entity with respect to the Merger Consideration payable or otherwise deliverable pursuant to this Agreement or any of the amounts included in clause (iii) of this definition, or any Employment Taxes that may arise if loans or other obligations owned by stockholders or employees are forgiven in the connection with the Merger.

“Unpaid Pre-Closing Taxes” shall mean (A) Taxes of the Company and its Subsidiaries for taxable periods or portions thereof (as determined in the next sentence) ending on or before the Closing Date; (B) Liability of the Company or any of its Subsidiaries for Taxes of another Person by reason of Treasury Regulation Section 1.1502-6 (or comparable provision of other Tax Law) arising as a result of the Company or any of its Subsidiaries being a member of an affiliated, consolidated, combined, unitary or similar group at any time on or prior to the Closing Date; (C) Liability of the Company or any of its Subsidiaries for Taxes of another Person as a transferee or successor to the extent the Company or the applicable Subsidiary became a transferee or successor on or prior to the Closing Date and such Taxes arose in a taxable period or portion thereof ending on or prior to the Closing Date; and (D) Liability of the Company or any of its Subsidiaries for Taxes of another Person pursuant to any Contract entered into or otherwise made on or prior to the Closing Date to the extent such Taxes arose in a taxable period or portion thereof ending on or prior to the Closing Date. For the purpose of computing the amount of Unpaid Pre-Closing Taxes for a taxable period that begins on or before and ends after the Closing Date, the following principles shall be applied: (i) in the case of Taxes based on income, receipts and expenses (e.g., payroll Taxes), the amount of such Taxes that have accrued up to and including the Closing Date if the taxable period ended on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis; (ii) in the case of any other Taxes, the amount of such Taxes that have accrued up to and including the Closing Date shall be the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.

(a)                                 Additional Defined Terms.

Term	Section
Adjusted Financial Statements	1.8(d)
Agreement	PREAMBLE
Authorized Common Share Number	3.5(a)
Authorized Preferred Share Number	3.5(a)
Basket	8.2(b)
Certificate of Merger	1.2
Change in Control Payment Releases	RECITALS
Charter	1.5(a)
Closing	1.3
Closing Date	1.3
Company	PREAMBLE
Company Board of Directors	3.1(a)
Company Indemnitor	8.2(a)
Company Organizational Documents	1.5(a)
Company Privacy Policy	3.14(i)
Company Stock Certificate	2.2(c)
Company Technology	3.14(h)(i)
Company Top Customer	3.28(a)(i)
Company Top Supplier	3.28(b)(i)
Company Treasury Stock	2.1(b)(ii)

Term	Section
Consents	3.3
Consideration Spreadsheet	5.3(b)
Contaminants	3.14(h)(ii)
Continuing Claim 8.2(f)(ii)	8.2(f)(ii)
Controls	3.7(b)
Damages Threshold	8.2(b)
Disclosure Schedule	Article III
Dissenting Share Payments	2.1(b)(iv)(A)
Dissenting Shares	2.1(b)(iv)(A)
DGCL	PREAMBLE
D&O Tail	5.6
Effective Time	1.2
Excluded Liabilities	8.2(d)
Excluded Liability	8.2(d)
Final Cash Payment	1.7
Final Invoices	5.4
Final Cash Payment	1.7
Financial Statements	3.7(a)
Flow of Funds Spreadsheet	5.3(b)
Indemnification Claim	8.2(e)(i)
Information Statement	3.32
Initial Cash Payment	1.7
Key Employees	6.2(a)
Leased Premises	3.11(c)
Licensed Intellectual Property	3.14(a)(iii)
Licensed Personal Information	3.14(a)(iii)
Listed Intellectual Property	3.14(c)(i)
Lost Certificate Indemnity Agreement	2.2(d)
Lost Stock Affidavit	2.2(d)
Made Available	9.2
Material Contracts	3.12
Merger	RECITALS
Merger Consideration	1.7
Merger Sub	PREAMBLE
Most Recent Balance Sheet	3.7(a)
Non-Competition Agreements	RECITALS
Non-Disclosure Agreement	5.1(a)
Employment Agreements	RECITALS
Officer’s Certificate	8.2(e)(i)
Open Source Software	3.14(h)(iii)
Parent	PREAMBLE
Parent Indemnified Party	8.2(a)
Parent Indemnified Parties	8.2(a)
Payment Conditions	8.2(f)(iv)
Payment Spreadsheet	5.3(a)
Payoff Letter	6.2(e)(x)
Plan Administrator	5.7
Preliminary Closing Balance Sheet	1.8(a)
Preliminary Closing Financial Statements	1.8(a)

Term	Section
Real Property Lease	3.11(c)
Registered Company Intellectual Property	3.14(a)(ii)
Representative	PREAMBLE
Representative Disclosees	5.1(b)
Representative Holdback Amount	8.3(g)
Representative Loss	8.3(f)
Required Stockholder Approval	RECITALS
Required Third-Party Deliveries	6.2(c)
Section 262	2.1(b)(iv)
Securities Act	3.5(b)
Stock Payment Spreadsheet	5.3(a)
Stockholder Transmittal Letter	2.2(c)
Stockholder Written Consent	RECITALS
Survival Date	8.2(a)
Survival Period	8.2(a)
Surviving Entity	1.1
Third Party Claim	8.2(h)
WARN Act	3.16(f)

9.2                               Certain Interpretations.  When a reference is made in this Agreement to a Schedule or an Exhibit, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  Documents or other information and materials shall be deemed to have been “Made Available” by the Company at or prior to the date of this Agreement if and only if the Company has posted (or caused to be posted) such documents and other information and materials to the virtual data room hosted by Merrill Corporation in connection with the Merger for at least one business day prior to the execution and delivery of this Agreement by the Parties.  The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.3                               Notices.  All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by facsimile (receipt confirmed) or email (receipt confirmed) to:

(a)                                 if to Parent or to Merger Sub, to:

Evolving Systems, Inc.

9777 Pyramid Ct. Suite 100

Englewood, Colorado 80112

Attention: Thaddeus Dupper

Tel: (303) 802-1150

Fax: (303) 802-1420

with a copy to:

Bryan Cave LLP

1700 Lincoln St., Suite 4100

Denver, Colorado 80203-4541

Attention: Charles D. Maguire, Jr., Esq.

Tel: (303) 861-7000

Fax: (303) 866-0200

(b)                                 if to the Company (prior to the Effective Time), to:

RateIntegration, Inc.

4220 NC Highway 55,

Durham, NC 27713

Attention: Thomas Thekkethala

Tel: (919) 484-2442

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP

125 High Street

Boston, Massachusetts 02110

Attention: Robert Chow, Esq.

Tel: (617) 204-5100

Fax: (866) 210-9799

(c)                                  if to Representative, to:

Second Alpha Partners III (B) LP

276 Fifth Avenue, Suite 901

New York, NY 10001

Attention: Richard Brekka

Tel: (212) 446-1601

Fax: 646-430-9400

with a copy (which shall not constitute notice) to:

Feinberg Hanson LLP

855 Boylston Street, 8th Floor

Boston, Massachusetts 02116

Attention: Harry A. Hanson, III, Esq.

Tel: (617) 603-3304

Fax: (617) 603-3305

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent one day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by electronic mail or facsimile transmission, as the case may be, and addressed as aforesaid.  Any notice to be given following the Closing to any Effective Time Stockholder hereunder shall be given to Representative or, if for any reason there ceases to be a Representative, to each Effective Time Stockholder.

9.4                               Successors and Assigns.  All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the Parties shall bind and inure to the benefit of the successors, heirs and permitted assigns of such Party, whether or not so expressed.  Except as otherwise provided herein, none of the Parties may assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the Company, Parent and Representative.  Notwithstanding the foregoing, nothing set forth in this Agreement shall prohibit Parent from merging the Surviving Entity with and into Parent or assigning any of Parent’s rights hereunder to a direct or indirect Subsidiary of Parent following the Effective Time.

9.5                               Severability.  In the event that any one or more of the provisions set forth herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party), it being intended that each of the Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Laws, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party).  In such case, the Parties shall negotiate in good faith to amend this Agreement to replace the illegal, invalid or enforceable provision with a legal, valid and enforceable provision that reflects the Parties’ intent as closely as possible.

9.6                               Specific Performance.  Time is of the essence.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, except as expressly limited or qualified with respect to periods on or after the Effective Time pursuant to the terms of this Agreement, including Article VII, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the Parties hereby agree to waive any requirements for posting a bond in connection with any such action.

9.7                               Other Remedies.  Subject to the limitations set forth in Article VIII, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

9.8                               Entire Agreement.  This Agreement, including the Disclosure Schedule (and all exhibits and schedules thereto) and all Exhibits and Schedules to this Agreement, and all other agreements referred to herein, including the Related Agreements and the Non-Disclosure Agreement, set forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersede any prior understandings and agreements relating to the subject matter hereof and thereof.

9.9                               Third Parties.  Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon, other than by the Parties, the Parent Indemnified Parties and their respective permitted successors and assigns.

9.10                        Governing Law.  This Agreement, including the validity hereof and the rights and obligations of the Parties, shall be construed in accordance with and governed by the laws of New York applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof); provided that applicable Delaware Law governing business combinations shall govern where applicable.

9.11                        Consent to Jurisdiction.  The Parties agree that any legal proceeding by or against any Party hereto or with respect to or arising out of this Agreement shall be brought exclusively in the State of New York, County of New York.  By execution and delivery of this Agreement, each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever.  The Parties irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such Party to which notices are deliverable hereunder.  Any such service of process shall be effective upon delivery.  Nothing herein shall affect the right to serve process in any other manner permitted by applicable Laws.  The Parties hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any Party is entitled pursuant to any final judgment of any court having jurisdiction.  Notwithstanding the foregoing, Indemnification Claims shall be governed by the terms of Section 8.2.

9.12                        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.13                        Counterparts.  This Agreement may be executed in two or more counterparts (which may be by facsimile or in the form of a .pdf file) and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

The Parties have duly executed this Agreement as of the day and year first above written.

EVOLVING SYSTEMS, INC.

By:	/s/ Daniel J. Moorhead
Name:	Daniel J. Moorhead
Title:	VP Finance & Administration

EVOLVING SYSTEMS NC, INC.

By:	/s/ Daniel J. Moorhead
Name:	Daniel J. Moorhead
Title:	VP Finance & Administration

RATEINTEGRATION, INC.

By:	/s/ Thomas Thekkethala
Name:	Thomas Thekkethala
Title:	CEO

SECOND ALPHA PARTNERS III (B) LP, solely in its capacity as Representative:

By:	/s/ Richard Brekka
Name:	Richard Brekka
Title:	Representative

[Signature Page to Merger Agreement]